As Filed with the Securities and Exchange Commission on October 9,
1998
                                  Registration No. 333-62901


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                  PRE-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM S-4
                     REGISTRATION STATEMENT
                              Under
                   The Securities Act of 1933


                  LIBERTY CENTRE BANCORP, INC.
     (Exact name of registrant as specified in its charter)

         Pennsylvania              6711            Applied for
(State or other jurisdiction (Primary Standard  (I.R.S. Employer
of incorporation or           Industrial Class-  Identification
organization)                 ification Code     No.)
                              Number)

                     21 South Centre Street
                 Pottsville, Pennsylvania 17901
                        (717) 622-5620
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                   ___________________________

                        Judith I. Hoffman
                     Chief Executive Officer
                  Liberty Centre Bancorp, Inc.
                     21 South Centre Street
                 Pottsville, Pennsylvania  17901
                        (717) 622-5620
        (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                            Copy to:

                    Edward C. Hogan, Esquire
                          Stevens & Lee
                  1415 Route 70 East, Suite 506
                 Cherry Hill, New Jersey  08034

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Proxy Statement/ Prospectus contained herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

                   ___________________________

                 CALCULATION OF REGISTRATION FEE

_________________________________________________________________

Title of                       Proposed     Proposed
Each Class                     Maximum      Maximum
of Securities    Amount        Offering     Aggregate   Amount of
To Be            To Be         Price        Offering    Registra-
Registered       Registered(1) Per Unit(2)  Price(2)    tion Fee

_________________________________________________________________
Common Stock,
no par value.... 144,639       $19.22       $2,779,962  $820.09
_________________________________________________________________

(1) Based on the approximate number of shares to be issued in respect of the same number of outstanding shares of common stock of Liberty Savings Bank, F.S.B. (the "Bank"), plus shares issuable pursuant to outstanding options to acquire such stock.

(2) Estimated solely for the purpose of calculating the registration fee, and calculated in accordance with Rule 457(f)(2), based on the book value of the common stock of the Bank of $19.22 per share as of July 31, 1998.

                 _______________________________

The Registrant hereby amends this Registration Statement on such date or dates that may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        October ___, 1998


To All Shareholders of Liberty Savings Bank, F.S.B.:

     Enclosed is a formal notice of the 1998 Annual Meeting of Shareholders (the "Meeting") of Liberty Savings Bank, F.S.B. (the "Bank"). The Meeting will be held on Tuesday, November 24, 1998 at 2:00 p.m. at the offices of the Bank at 21 South Centre Street, Pottsville, Pennsylvania.

     In connection with the Meeting, the Board of Directors of the Bank is submitting for your approval an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the Bank will, subject to necessary approvals, become a wholly owned subsidiary of a newly formed corporation known as "Liberty Centre Bancorp, Inc." ("Bancorp"). The transactions contemplated by the Agreement are referred to herein as the "Reorganization." The Reorganization was unanimously approved by the Board of Directors and, pursuant to the Agreement, requires the approval of the holders of the majority of the issued and outstanding shares of the common stock of the Bank. In addition, the Reorganization cannot be consummated until certain regulatory approvals have been received and become final. The Board of Directors anticipates that, if such stockholder and regulatory approvals are received and all other conditions to the consummation of the Reorganization are satisfied, the Reorganization will occur in the first quarter of 1999.

     As a result of the Reorganization, each shareholder who has not exercised his or her right of dissent and appraisal regarding the Reorganization will exchange each share of his or her Bank common stock and related stock purchase rights for one share of the common stock of Bancorp and related stock purchase rights. Subsequent to the Reorganization, the current non-dissenting shareholders of the Bank will own all of the issued and outstanding shares of Bancorp.

     It is also necessary at the Meeting to elect two Class I directors of the Bank to serve for a term of three years and until their successors shall have been elected and qualified, and to ratify the appointment by the Board of Directors of Patton & Lettich as the Bank's independent auditors for the fiscal year ending June 30, 1999.

     In addition to the Notice of Annual Meeting, you will find enclosed with this letter (i) a detailed Proxy Statement/Prospectus describing the terms of the Reorganization and related considerations, (ii) the Bank's Annual Report to Shareholders, and
(iii) a form of Proxy. Please read all of the enclosed materials carefully.

     The Board urges that you give the enclosures your prompt attention and that you return your signed Proxy directing a vote
"FOR" the proposed Reorganization, the election as Class I directors of the Board of Directors' nominees and the ratification of the appointment of the independent auditors.

     It is important that your shares be represented at the Meeting. Therefore, whether or not you plan to attend, please complete your Proxy and return it to the Bank in the enclosed envelope, which does not require postage if mailed in the United States. If you attend the Meeting and wish to vote in person, your proxy may be revoked at that time. Additional methods of revoking a proxy once given are described in the attached Proxy Statement/Prospectus.

     If you have any questions regarding the proposal, please do not hesitate to contact me or any other officer of the Bank.

                              Sincerely,


                              Robert W. Pugh, Jr.
                              President

                  LIBERTY SAVINGS BANK, F.S.B.

                  _____________________________

                             NOTICE
                               OF
                 ANNUAL MEETING OF SHAREHOLDERS
                 to be held on November 24, 1998

                  _____________________________


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Liberty Savings Bank, F.S.B. (the "Bank") will be held on November 24, 1998, at 2:00 p.m. (Eastern Time) at the Bank's offices at 21 South Centre Street, Pottsville, Pennsylvania, for the following purposes:

          (1) To elect two Class I directors of the Bank to serve for a term of three years, and until their successors shall have been elected and qualified
               ("Matter No. 1");

          (2) To consider and vote upon a proposal to approve the formation of a savings and loan holding company by approving an Agreement and Plan of Reorganization (the "Agreement") pursuant to which (a) the Bank will, subject to necessary approvals, become a wholly owned subsidiary of a newly formed corporation known as "Liberty Centre Bancorp, Inc." ("Bancorp"), and (b) each outstanding share of common stock of the Bank and related stock purchase rights will be exchanged, by operation of law, for one share of common stock of Bancorp and related stock purchase rights ("Matter No. 2");

          (3) To ratify the appointment by the Board of Directors of Patton & Lettich as the Bank's independent auditors for the fiscal year ending June 30, 1999
               ("Matter No. 3");

          (4) To consider and vote upon a proposal (the "Authorization Proposal") to authorize the Board of Directors of the Bank, in its discretion, to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Meeting to constitute a quorum or approve the Agreement ("Matter No. 4"); and <PAGE 6>

          (5) To transact such other business as may properly be presented at the Meeting.

     Stockholders of record at the close of business on October 1, 1998, are entitled to notice of, and to vote at, the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              JUDITH I. HOFFMAN,
                              Secretary

Pottsville, Pennsylvania
October ___, 1998


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

     BECAUSE THE FORMATION OF THE HOLDING COMPANY (MATTER NO. 2) MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE BANK, AN ABSTENTION OR A FAILURE TO VOTE, IN PERSON OR BY PROXY, IS, IN EFFECT, A VOTE AGAINST MATTER NO. 2.

                  LIBERTY SAVINGS BANK, F.S.B.
                  LIBERTY CENTRE BANCORP, INC.

                   PROXY STATEMENT/PROSPECTUS

                 _______________________________


     This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Liberty Savings Bank, F.S.B. (the "Bank") for use at its Annual Meeting of Stockholders to be held on November 24, 1998. This Proxy Statement/Prospectus is also the Prospectus of Liberty Centre Bancorp, Inc. ("Bancorp") and part of an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") with respect to the issuance of up to 144,639 shares of Bancorp's common stock, no par value per share, in connection with the Reorganization described herein. The approximate date of mailing of this Proxy Statement/Prospectus is October ___, 1998.

     This Proxy Statement/Prospectus does not cover any resales of Bancorp's common stock received by the Bank's stockholders upon completion of the Reorganization described herein. No person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale or in connection with the offer or sale of any other securities.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 _______________________________

     The date of this Proxy Statement/Prospectus is October ___,
1998.

                  LIBERTY SAVINGS BANK, F.S.B.
                  LIBERTY CENTRE BANCORP, INC.

                   PROXY STATEMENT/PROSPECTUS

                _________________________________

                        TABLE OF CONTENTS


SUMMARY.......................................................  4

INFORMATION CONCERNING THE MEETING............................ 12
     Matters to be Considered at the Meeting.................. 12
     Date, Time, and Place of Meeting......................... 12
     Record Date; Required Vote............................... 12
     Voting and Revocation of Proxies......................... 13
     Solicitation of Proxies.................................. 13
     Dissenters' Rights....................................... 13
     Principal Shareholders of the Bank....................... 14

MATTER NO. 1
ELECTION OF DIRECTORS......................................... 15
     Information Regarding Nominees and Continuing Directors.. 15
     Security Ownership of Management......................... 18
     Board Meetings and Committees............................ 20
     Remuneration of Executive Officers....................... 21
     Employment Agreement..................................... 22
     Employee Benefit Plans................................... 23
     Key Employee Stock Compensation Program.................. 23
     1997 Employee Stock Option Plan.......................... 23
     Indebtedness of Management............................... 26
     Transactions with Related Persons........................ 27

MATTER NO. 2
PROPOSAL TO APPROVE FORMATION OF HOLDING COMPANY.............. 28
     Reasons for the Reorganization........................... 28
     Description of the Reorganization........................ 31
     Business of Bancorp...................................... 32
     Management of Bancorp and the Bank after the Reorganization 32
     Conditions, Amendment and Termination.................... 33
     Federal Tax Consequences of the Transaction.............. 34
     Financial Accounting Treatment........................... 34
     Limitation of Liability and Indemnification of Directors
     and Officers............................................. 35
     Regulation of the Bank and Bancorp....................... 35
     Restrictions on Cash Dividends........................... 47
     Continuing Restrictions.................................. 47
     Treatment of Stock Certificates.......................... 47
     Effect on Employee Benefit Plans......................... 48
     Effective Date........................................... 48

DISSENTERS' AND APPRAISAL RIGHTS.............................. 49
  <PAGE 2>
DESCRIPTION OF BANCORP'S CAPITAL STOCK........................ 51
     General.................................................. 51
     Common Stock............................................. 51
     Preferred Stock.......................................... 52
     Certain Restrictions on Acquisition of Bancorp........... 53

COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE BANK
WITH RIGHTS OF SHAREHOLDERS OF BANCORP........................ 67

MARKET FOR BANK COMMON STOCK.................................. 72

MATTER NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS........... 73

MATTER NO. 4
THE AUTHORIZATION PROPOSAL.................................... 73

LEGAL OPINIONS................................................ 74

FINANCIAL INFORMATION......................................... 74

AVAILABLE INFORMATION......................................... 75

STOCKHOLDER PROPOSALS......................................... 75

OTHER MATTERS................................................. 76


Exhibits

Exhibit  A  -  Agreement and Plan of Reorganization.......... A-1
Exhibit  B  -  Articles of Incorporation of Liberty Centre
               Bancorp, Inc.................................. B-1
Exhibit  C  -  By-Laws of Liberty Centre Bancorp, Inc........ C-1
Exhibit  D  -  Section 552.14 of OTS Regulations Concerning
               Dissenters' and Appraisal Rights.............. D-1

                             SUMMARY

     This summary is qualified in its entirety by the more detailed information appearing elsewhere herein.

                  Formation of Holding Company

     Liberty Centre Bancorp, Inc. ("Bancorp") was recently incorporated by Liberty Savings Bank, F.S.B. (the "Bank") under Pennsylvania law for the purpose of becoming a savings and loan holding company. Upon completion of the reorganization described herein (the "Reorganization"), Bancorp will be a "unitary" savings and loan holding company because it will own one thrift institution, the Bank. For a description of the differences for regulatory purposes between a "unitary" and a "multiple" savings and loan holding company, see "Proposal to Approve Formation of Holding Company--Regulation of the Bank and Bancorp."

     After the Reorganization, the Bank will continue its current business and operations as a federally-chartered savings bank under its currently existing name. The existing federal Charter and By-laws of the Bank will not be affected by the Reorganization.
See "Proposal to Approve Formation of Holding Company--Plan of
Reorganization."

     The principal executive offices of Bancorp and the Bank are located at 21 South Centre Street, Pottsville, Pennsylvania, 17901, and their telephone number is (717) 622-5620.

Reasons for Reorganization    The Reorganization is intended to
                              facilitate the formation or
                              acquisition of providers of other
                              financial services, such as
                              insurance agency, money management,
                              commercial and consumer finance and
                              equipment leasing, with the result
                              that Bancorp will become a more
                              diversified savings and loan holding
                              company, owning a number of separate
                              businesses providing banking,
                              insurance and other financial
                              services.  Although no specific
                              services or acquisitions are
                              presently planned, the management of
                              the Bank is seeking possible
                              candidates for acquisition, but no
                              assurance can be given that any such
                              transaction will occur.

                              The holding company structure also
                              provides more flexibility in terms
                              of corporate organization and
                              capital formation, because the
                              <PAGE 4> structure of the holding
                              company is subject to the
                              Pennsylvania Business Corporation
                              Law of 1988 (the "Pennsylvania
                              Business Corporation Law") and the
                              laws pertaining to thrift holding
                              companies, rather than the more
                              stringent and limiting laws
                              pertaining to banks.

                              The creation of Bancorp as a holding
                              company of the Bank also facilitates
                              the inclusion of provisions in
                              Bancorp's Articles of Incorporation
                              and By-Laws that are intended to
                              encourage any person or entity who
                              may desire to acquire control of the
                              Bank, or of Bancorp after completion
                              of the Reorganization, to negotiate
                              any such transaction in advance with
                              the Board of Directors, and to
                              discourage a nonnegotiated attempt
                              to acquire control.  See "Proposal
                              to Approve Formation of Holding
                              Company--Reasons for
                              Reorganization."

Description of Reorganization Bancorp will become a holding
                              company of the Bank pursuant to the
                              Agreement and Plan of Reorganization
                              ("Agreement") described herein.
                              Under the Agreement:  (i) an interim
                              federal savings bank will be
                              organized as a wholly owned
                              subsidiary of Bancorp, (ii) the
                              interim federal savings bank will be
                              merged into the Bank with the Bank
                              being the survivor, and (iii) upon
                              such merger, the shares of common
                              stock of the Bank (and related stock
                              purchase rights) will be exchanged,
                              by operation of law, for common
                              stock of Bancorp (and related stock
                              purchase rights) on a one-for-one
                              basis.  The stockholders of the Bank
                              will, after approval of the
                              Reorganization by the Office of
                              Thrift Supervision (the "OTS"), upon
                              the effective date of the
                              Reorganization, become the
                              stockholders of Bancorp.  Bancorp
                              will be a savings and loan holding
                              company with respect to the Bank and
                              registered as such with the OTS.
                              <PAGE 5> See "Proposal to Approve
                              Formation of Holding
                              Company--Description of
                              Reorganization."

Tax Consequences of the
Reorganization                The Reorganization is conditioned
                              upon receipt of an opinion of
                              counsel to the effect, among other
                              things, that the Reorganization will
                              qualify as a "reorganization" under
                              Section 368(a)(1)(A) of the Internal
                              Revenue Code of 1986, as amended,
                              and that no gain or loss will be
                              recognized by Bancorp, the Bank, or
                              the stockholders of the Bank when
                              their stock is exchanged, by
                              operation of law, for stock of
                              Bancorp.  If this condition is
                              waived by the parties to the
                              Agreement, the Bank will, prior to
                              the consummation of the
                              Reorganization, (i) amend this Proxy
                              Statement/Prospectus to disclose
                              such waiver, (ii) distribute such
                              amended Proxy Statement/Prospectus
                              to its stockholders, and
                              (iii) resolicit stockholder approval
                              of the Agreement.  See "Proposal to
                              Approve Formation of Holding
                              Company--Federal Tax Consequences of
                              the Reorganization."

Accounting Treatment          The Reorganization will be
                              characterized and treated as a
                              "pooling of interests" for financial
                              reporting and related purposes.

Comparison of Shareholder
Rights Substantial differences exist between the rights of the shareholders of Bancorp, a
                              Pennsylvania business corporation,
                              and the present rights of the
                              stockholders of the Bank, a Federal
                              savings bank.  Such differences
                              include provisions which may tend to
                              deter a nonnegotiated tender or
                              exchange offer for Bancorp, such as
                              the following:  (a) a prohibition
                              relating to the ownership or voting
                              of shares of Bancorp common stock in
                              excess of 10% of the shares
                              outstanding; and (b) requiring a
                              <PAGE 6> person who acquires 25% or
                              more of Bancorp's outstanding common
                              stock to buy all of the common stock
                              of other shareholders that such
                              shareholders may choose to tender to
                              such party, at the highest price
                              paid by such party for Bancorp
                              common stock in the twelve months
                              preceding.  In general, certain of
                              the provisions of the Articles of
                              Incorporation and By-Laws of Bancorp
                              are designed to encourage any person
                              or entity who may seek to acquire
                              control of Bancorp to negotiate any
                              such transaction in advance with the
                              Board of Directors.  These
                              provisions, together with certain
                              provisions of Pennsylvania law, the
                              position of the OTS on changes in
                              control of savings and loan
                              institutions, and agreements with
                              certain officers and employees of
                              the Bank and Bancorp, may make
                              removal of management of Bancorp
                              more difficult.  See "Description of
                              Bancorp's Capital Stock--Certain
                              Restrictions on Acquisition of
                              Bancorp," "Comparison of Rights of
                              Stockholders of the Bank with Rights
                              of Shareholders of Bancorp,"
                              "Election of Directors--Employment
                              Agreement," and "Proposal to Approve
                              Formation of Holding
                              Company--Regulation of the Bank and
                              Bancorp."

                              Unlike the charter documents of the
                              Bank, the By-Laws of Bancorp, with
                              certain exceptions, provide that
                              directors of Bancorp are not liable
                              for monetary damages for any action
                              taken or any failure to take any
                              action unless such action or failure
                              constitutes self-dealing,
                              recklessness or willful misconduct.
                              See "Comparison of Rights of
                              Stockholders of the Bank with Rights
                              of Shareholders of Bancorp."

Market for Bancorp Common
Stock It is anticipated that, like the common stock of the Bank, there will be no active public trading market for the Bancorp common stock to be
                              <PAGE 7> received by stockholders of
                              the Bank in the Reorganization.  See
                              "Proposal to Approve Formation of
                              Holding Company--Description of
                              Reorganization."

Management of Bancorp         The directors of Bancorp are, and
                              upon completion of the
                              Reorganization will be, Robert W.
                              Pugh, Jr., Herman J. Fenstermacher,
                              Frank J. Grabowski, Daniel C. Guers,
                              Judith I. Hoffman, Michael R. Muncy,
                              Menelaos P. Palles, and Ronald R.
                              Pellish, and the officers will be
                              the persons indicated herein under
                              "Formation of Holding
                              Company--Management of Bancorp."
                              Bancorp's Class II directors,
                              consisting of Herman J.
                              Fenstermacher, Menelaos P. Palles
                              and Daniel C. Guers, will be
                              scheduled for re-election at the
                              annual meeting of shareholders of
                              Bancorp in October 1999.

Restrictions on Cash
Dividends                     Initially, the only source of funds
                              for payment of cash dividends by
                              Bancorp will be dividends paid to
                              Bancorp by the Bank.  The Bank is
                              subject to restrictions on the cash
                              dividends it can pay to Bancorp.
                              See "Description of Bancorp's
                              Capital Stock--Common Stock."

Regulation of Bank and
Bancorp Under the Home Owners' Loan Act, Bancorp will be subject to regulation by the OTS, as a "unitary savings and loan holding company." With respect to certain matters arising under federal and state securities laws, Bancorp will be subject to regulation by the
                              Securities and Exchange Commission
                              (the "SEC") and various state
                              regulators; prior to the
                              Reorganization, such laws were
                              administered, as to the Bank, by the
                              OTS.  The Bank will continue to be
                              regulated by the OTS.  See "Proposal
                              to Approve Formation of Holding
                              Company--Regulation of the Bank and
                              Bancorp."  <PAGE 8>

Regulatory Approval           Completion of the Reorganization is
                              conditioned upon, among other
                              things, obtaining the prior approval
                              of the OTS.  Applications will be
                              made for necessary approvals after
                              approval by the Bank's shareholders
                              of the proposal to form the holding
                              company.  Management of the Bank
                              knows of no reason why such
                              approvals would not be granted.  See
                              "Proposal to Approve Formation of
                              Holding Company--Conditions to the
                              Reorganization."

Stockholder Vote Required
for Approval                  Approval of the proposed
                              Reorganization will require the
                              affirmative vote of a majority of
                              the outstanding shares of common
                              stock of the Bank.

                              Because the formation of the holding
                              company (Matter No. 2), must be
                              approved by the holders of a
                              majority of the outstanding shares
                              of common stock of the Bank, an
                              abstention or a failure to vote, in
                              person or by proxy, is, in effect, a
                              vote against Matter No. 2.

Dissenters' Rights            Pursuant to OTS regulations, holders
                              of common stock of the Bank are
                              entitled to dissenters' and
                              appraisal rights in connection with
                              the Reorganization.  Shareholders
                              who wish to dissent from the terms
                              of the Reorganization may receive
                              the cash value of their shares of
                              Bank common stock if the
                              Reorganization is consummated,
                              provided certain procedures are
                              followed.  For a description of
                              these procedures, see "Proposal to
                              Approve Formation of Holding
                              Company-- Dissenters' and Appraisal
                              Rights."

            Other Information Concerning the Meeting

Other Matters to Be
Acted Upon                    Stockholders also will be asked
                              (a) to elect two Class I directors
                              of the Bank, (b) to ratify the
                              appointment of Patton & Lettich as
                              <PAGE 9> the Bank's independent
                              auditors for the 1999 fiscal year,
                              and (c) to approve the Authorization
                              Proposal.

Election of Directors         The two directors who are being
                              elected, together with six
                              continuing directors, will serve as
                              the directors of the Bank, whether
                              or not the Reorganization is
                              approved at the Meeting or
                              ultimately completed.  See "Election
                              of Directors."  For information with
                              respect to the directors of Bancorp,
                              see "Proposal to Approve Formation
                              of Holding Company--Management of
                              Bancorp and the Bank after the
                              Reorganization."

Ratification of
Independent Auditors          The Board of Directors of the Bank
                              has designated Patton & Lettich as
                              the Bank's independent auditors for
                              the  year ended June 30, 1999,
                              subject to ratification by
                              shareholders.  See "Proposal to
                              Ratify Appointment of Independent
                              Auditors."

Authorization Proposal        At the Meeting, holders of Bank
                              common stock will be asked to
                              approve the Authorization Proposal.
                              If approved, the Authorization
                              Proposal will give the Bank's Board
                              of Directors discretion to vote upon
                              any other matters that may properly
                              be brought before the Meeting and
                              any adjournment or postponement
                              thereof, including a motion to
                              adjourn the Meeting in order to
                              solicit additional proxies if there
                              are insufficient votes at the time
                              of the Meeting to constitute a
                              quorum or approve the Agreement.

Annual Meeting of             The Meeting will be held at
Stockholders                  2:00 p.m. on November 24, 1998, at
                              the offices of the Bank at 21 South
                              Centre Street Pottsville,
                              Pennsylvania.

Voting Record Date            Stockholders of record at the close
                              of business on October 1, 1998 are
                              <PAGE 10> entitled to notice of and
                              to vote at the Meeting.

               INFORMATION CONCERNING THE MEETING

Matters to be Considered at the Meeting

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Liberty Savings Bank, F.S.B. (the "Bank"), for use at the Bank's Annual Meeting of Shareholders to be held November 24, 1998, or any adjournment thereof (the "Meeting"). Stockholders at the Meeting will elect two Class I directors of the Bank to serve for a term of three years ("Matter No. 1") as well as consider and vote upon the adoption of the Agreement and Plan of Reorganization (the "Agreement") set forth as Exhibit A to this Proxy Statement/ Prospectus ("Matter No. 2"), which provides for a reorganization (the "Reorganization") pursuant to which the Bank will become a wholly owned subsidiary of Liberty Centre Bancorp, Inc. ("Bancorp"), a newly formed Pennsylvania business corporation, and the stockholders of the Bank will become the stockholders of Bancorp. See "Matter No. 2 -- Proposal to Approve Formation of Holding Company--Description of the Reorganization." Shareholders will also be asked to ratify the appointment by the Bank's Board of Directors of Patton & Lettich as the Bank's independent auditors for the fiscal year ending June 30, 1999 ("Matter No. 3") and to approve the Authorization Proposal ("Matter No. 4"). See "Matter No. 3 -- Ratification of Appointment of Independent Auditors" and "Matter No. 4 -- Authorization Proposal."

Date, Time, and Place of Meeting

     The Annual Meeting of the Shareholders of the Bank will be held at the offices of the Bank, 21 South Centre Street, Pottsville, Pennsylvania at 2:00 p.m., on Tuesday, November 24,
1998.

Record Date; Required Vote

     The Board of Directors has fixed the close of business on October 1, 1998, as the date for determining holders of record of the Bank's common stock entitled to notice of and to vote at the Meeting or any adjournment thereof.

     The holders of a majority of the outstanding shares of the common stock of the Bank, present either in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of a majority of the Bank's outstanding common stock is required to approve Matter
No. 2. The affirmative vote of a majority of the votes cast by the holders of Bank common stock entitled to vote at the Meeting is required to approve Matter No. 3, Matter No. 4 and any other matter that may properly come before the Meeting. At October 1, 1998, there were 132,080 shares of the Bank's common stock outstanding.
  <PAGE 12>
Voting and Revocation of Proxies

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person.
Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Bank, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on October 1, 1998 are entitled to notice of, and to vote at, the Meeting. On that date, there were 132,080 shares of the Bank's common stock outstanding, each of which will be entitled to one vote at the Meeting on each matter submitted to shareholders.

     If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees and "FOR" approval of Matters No. 2, 3 and 4. If Matter No. 4 is approved by the Bank's stockholders at the Meeting, signed proxies will be voted "FOR" or "AGAINST" each other matter which properly comes before the Meeting or any adjournment or adjournments thereof, in the discretion of the persons named as proxyholders.

Solicitation of Proxies

     This Proxy Statement/Prospectus and the accompanying proxy are first being mailed to stockholders of the Bank on or about
October __, 1998. The expense of soliciting proxies will be borne by the Bank. It is expected that the solicitation of proxies will be primarily by mail. The Bank's directors, officers and employees may also solicit proxies personally, by telephone and by telegraph.

     The Bank's Annual Report for the year ended June 30, 1998 accompanies this Proxy Statement/Prospectus. The Annual Report of the Bank is furnished to shareholders for their information. No part thereof is incorporated by reference herein.

Dissenters' Rights

     Pursuant to Section 552.14 of the regulations of the OTS, holders of the common stock of the Bank will have dissenters' and appraisal rights in connection with Matter No. 2. Shareholders who wish to dissent from the terms of the Reorganization may receive the cash value of their shares of Bank common stock if the Reorganization is consummated, provided certain procedures are followed. For a description of these procedures, see "Matter
No. 2 -- Proposal to Approve Formation of Holding Company-- Dissenters' and Appraisal Rights." A copy of Section 552.14 of the OTS regulations is appended to this Proxy Statement/Prospectus as Exhibit "D."
  <PAGE 13>
Principal Shareholders of the Bank

     The following table sets forth information regarding persons known by the Bank to own more than 5% of the shares of its outstanding common stock as of June 30, 1998.

Name and Address of                    Shares of Common Stock
Beneficial Owner (1)                   Beneficially Owned (2)

                                     Amount        Percent (3)
Roger S. Hillas
Suite 425
One Plymouth Meeting
Plymouth Meeting, PA  19462         13,187 (4)        9.98%

Menelaos P. Palles
P.O. Box 860
Pottsville, PA  17901               10,146 (5)        7.68%

Arthur H. Weston
1805 Village Road
Orwigsburg, PA  17961                8,300 (6)        6.28%

John W. Reiley, Sr.
614 West Market Street
Pottsville, PA  17901                7,408 (7)        5.61%

(1) In the aggregate, directors and executive officers of the Bank own 23.3% of the common stock of the Bank outstanding and, on a fully-diluted basis (including shares issuable upon the exercise of options), 26.6% of its common stock.

(2) Amounts are based on information furnished to the Bank by the respective individuals, and on the books and records of the Bank. For the purposes of this Proxy Statement/Prospectus, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, to the knowledge of the Bank's management, the named beneficial owner has sole voting and dispositive power with respect to the shares. For purposes of this Proxy Statement/ Prospectus, a person is deemed to beneficially own shares which may be received upon the exercise of outstanding stock options if the option is exercisable within 60 days.

(3) Percent is calculated on a fully diluted basis (i.e. as if his outstanding options had been exercised on or prior to June 30,
     1998).

(4) Includes 1,887 shares owned by Mr. Hillas' spouse, with respect to which Mr. Hillas disclaims beneficial ownership.
  <PAGE 14>
(5) Includes 7,296 shares owned jointly with Mr. Palles' wife and 2,000 shares owned by Mr. Palles as custodian for his minor children. Also includes 750 shares which, as of June 30, 1998, Mr. Palles had the right to acquire upon the exercise of stock options.

(6) All shares are owned by Arthur H. Weston as Trustee under a Living Trust Agreement dated June 22, 1992.

(7)  All shares are owned jointly with Mr. Reiley's wife.

                          MATTER NO. 1
                      ELECTION OF DIRECTORS

Information Regarding Nominees and Continuing Directors

     The Bylaws of the Bank provide that the Board of Directors may from time to time fix the total number of Directors on the Board at not less than 7 nor more than 15. The Bylaws also provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified.

     The Board of Directors consists of eight (8) members. The terms of the two (2) Class I Directors expire at the Meeting. Ronald R. Pellish and Judith I. Hoffman have been nominated for election at the Meeting to serve as Class I Directors whose term will expire at the annual meeting of the Bank's shareholders to be held in 2001.

     The Bylaws of the Bank permit nominations for election to the Board of Directors to be made by the Nominating Committee of the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations for director made by stockholders (other than by the Nominating Committee) must be made, in writing, and delivered to the Bank not less than five (5) days prior to the date of the Meeting. The Bank is not required to include nominations made by its stockholders in this Proxy Statement. However, if any such nomination is properly made, ballots bearing the name of such nominee or nominees will be provided for use by stockholders at the Annual Meeting. Any nominations that are not made timely or any votes cast at the Meeting for any candidate not duly nominated will be disregarded by the chairman of the Meeting. Although the Nominating Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations for nominees from stockholders, nor has it established procedures for this purpose. No notice of nomination of any person for election as a Class I Director has been received from any stockholder as of the date of this Proxy Statement.

     The two nominees for Class I Director receiving the highest number of votes cast at the Meeting will be elected as Class I
<PAGE 15> Directors.  Abstentions and broker nonvotes will not constitute or be counted as "votes" cast for the purpose of the election of the Class I Directors.

     The continuing directors and the persons who are elected as directors at the Meeting will serve, for their respective terms of office, as directors of the Bank, whether or not the Reorganization is approved at the Meeting or completed. If the Reorganization is approved at the Meeting and completed, the Board of Directors of Bancorp will be the same as the Board of Directors of the Bank.
See "Proposal to Approve Formation of Holding Company--Management of Bancorp and the Bank After the Reorganization."

     Shares represented by properly executed proxies in the accompanying form will be voted for the nominees named below unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. The Bank's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     The following table sets forth certain information concerning the nominees for election as directors and the continuing directors, including their ownership of shares of common stock of the Bank as of June 30, 1998. There are no arrangements or understandings between the Bank and any person pursuant to which such person has been elected a director.
  <PAGE 16>

           NAME                                          AGE    DIRECTOR SINCE

NOMINEES FOR CLASS I DIRECTORS TO SERVE UNTIL 2001:
RONALD R. PELLISH                                        48          1992

Licensed Attorney in the Commonwealth of Pennsylvania since 1976; Partner in the law firm of Pellish and Pellish, Pottsville, Pennsylvania; Solicitor for the Bank since 1982.

JUDITH I. HOFFMAN                                        54          1995

Chief Executive Officer of the Bank since
1991; Executive Vice President and Secretary of the Bank since August 1990.

CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 1999:
HERMAN J. FENSTERMACHER                                  62          1987

President of Hadesty's Inc., a plumbing
and heating retail store located in
Pottsville, Pennsylvania, from 1992 to the present.

MENELAOS P. PALLES                                       44          1987

President of PBX Enterprises, Inc.,
located in Pottsville, Pennsylvania, since 1982;
President of Wholesale Restaurant
Equipment and Supply, Inc., a food service equipment company located in Pottsville,
Pennsylvania, since 1985; Lieutenant Colonel in
U.S. Marine Corps Reserve.

DANIEL C. GUERS                                          49          1993

Vice President of Guers Dairy since
1987; 1972 graduate of Delaware Valley
College; completed a four year tour of
duty with the U.S. Navy in 1977; employed by Guers Dairy since 1978.

           NAME                                          AGE    DIRECTOR SINCE

CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 2000:
FRANK J. GRABOWSKI                                       51          1995

Vice President and co-owner of Schuylkill
Memorial Park, a local cemetery, since
1986, with responsibility for internal
operations, sales, park maintenance and
investments; co-owner of Bagel Works, Inc.,
Pottsville, Pennsylvania; registered independent
securities dealer affiliated with Lombard
Securities, Baltimore, Maryland.
  <PAGE 17>
MICHAEL R. MUNCY                                         41          1993

Since January 1, 1994, Mr. Muncy has
served as President, Victor E. Muncy, Inc., a door and glass company located in Pottsville, Pennsylvania. He served as Vice President of Victor E. Muncy, Inc. from 1986 to 1993.

ROBERT W. PUGH, JR.                                      50          1976

President of the Bank since October 1990;
Chairman of the Board of Directors since
1991. Owner of Assured Realty Transfers, a real estate title insurance agency located in Pottsville, Pennsylvania.


Security Ownership of Management

     The following table sets forth information concerning the number of shares of the Common Stock held as of June 30, 1998 by each nominee for Director, each present Director and executive officer, and all Directors and executive officers as a group.

                                      Amount and Nature of Beneficial Ownership(1)

                                                Sole Voting     Shared
                                    Total           and        Voting and
  Name of Beneficial             Beneficial     Investment     Investment       Percent
         Owner                    Ownership        Power          Power      of Class (2)
Directors and Nominees

Herman J. Fenstermacher (3)        5,290           5,290            0          4.0%

Frank J. Grabowski (4)             1,900           1,900            0          1.4%

Daniel C. Guers (5)                1,956               0        1,956          1.5%

Judith I. Hoffman (6)(12)          4,632               0        4,632          3.5%

Michael R. Muncy (7)               1,900           1,900            0          1.4%

Menelaos P. Palles (8) (9)        10,146           2,100        8,046          7.7%

Ronald R. Pellish (6) (9) (10)     6,222           2,185        4,037          4.7%

Robert W. Pugh, Jr. (11)           4,711               0        4,711          3.6%

All directors and executive       36,757          13,375       23,382         26.6%
officers as a group
(8 persons) (13)
______________________________


(1) Based on information furnished by the respective individuals, as of June 30, 1998, and the books and records of the Bank as of such date. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. Under applicable regulations, a person is deemed to have beneficial ownership of shares which may be received upon the exercise of outstanding stock options if the option is exercisable within 60 days.

(2) Percent is calculated on a fully diluted basis (i.e. as if his or her options had been exercised on or prior to June 30,
     1998).

(3) Shares include 750 shares which Mr. Fenstermacher has the right to acquire upon the exercise of stock options.

(4) Shares include 400 shares which Mr. Grabowski has the right to acquire upon the exercise of stock options.

(5) Shares include 1,528 shares owned jointly with Mr. Guers' wife, and 28 shares owned by Mr. Guers' wife as custodian for
     <PAGE 19> their minor child.  Also includes 400 shares which
     Mr. Guers has the right to acquire upon the exercise of stock options.

(6) Indicates a nominee for election as a Class I Director at the Meeting.

(7) Shares include 400 shares which Mr. Muncy has the right to acquire upon the exercise of stock options.


(8) Shares include 7,296 shares owned jointly with Mr. Palles' wife, and 2,000 shares owned by Mr. Palles as custodian for his minor children. Also includes 750 shares which, as of June 30, 1998, Mr. Palles had the right to acquire upon the exercise of stock options.

(9)  Mr. Palles' spouse and Mr. Pellish are first cousins.

(10) Shares include 2,600 shares owned jointly with Mr. Pellish's wife, Linda S. Pellish, and 345 shares owned by Mr. Pellish as custodian for his children. Also includes 437 shares owned or controlled by Linda S. Pellish as to which Mr. Pellish disclaims beneficial ownership. Also includes 1,000 shares which Mr. Pellish has the right to acquire upon the exercise of stock options.

(11) Shares include 3,000 shares owned jointly with Mr. Pugh's wife, and 486 shares owned by Mr. Pugh's wife as custodian for his minor children. Also includes 1,225 shares which, as of June 30, 1998, Mr. Pugh had the right to acquire upon the exercise of stock options.

(12) Shares include 975 shares which Ms. Hoffman has the right to acquire upon the exercise of stock options.

(13) Shares include 5,900 shares which may be acquired by exercise of vested options granted under the Bank's stock option plans.

Board Meetings and Committees

     The Board of Directors held 12 regular meetings and 1 special meeting during the year ended June 30, 1998. The Chairman of the Board received $250 per regular and special meeting attended, and the remaining directors received $200 per regular and special meeting of the full Board of Directors attended. Each director received $75 per committee meeting attended. No director attended fewer than 75% of all meetings of the Board of Directors and the committees thereof of which he or she was a member held during the year ended June 30, 1998. An aggregate of $27,610 was paid to directors during the year ended June 30, 1998 for attendance at Board and Committee meetings.
  <PAGE 20>
     The Board of Directors has standing audit, nominating and compensation committees as described below. The Board of Directors also has a standing Option Committee which performs some of the functions typically performed by a compensation committee.

     The Audit/Internal Loan Review/Asset Classification Committee reviews the scope and results of the audit performed by the Bank's independent auditors and reviews the Bank's system of internal control and audit with management and such independent auditors. This Committee also reviews the Bank's loan portfolio for the purposes of determining whether to classify such loans as substandard, doubtful, loss or special mention and determining the necessary allowances to the loan loss reserve, in accordance with OTS Regulations. The members of this committee currently consist of Messrs. Guers and Pellish. This committee met two times during the 1998 fiscal year.

     The Bank's Board of Directors acts as the Nominating Committee for the selection of nominees for election as Directors. During the year ended June 30, 1998, the Board of Directors performed the function of the Nominating Committee during one regular meeting of the Board of Directors.

     The Compensation Committee, which met one time during the Bank's 1998 fiscal year, is responsible for the approval and administration of the base salary level of employees, the Bank's Bonus Program, and the terms of employment of executive officers. This committee consists of Messrs. Fenstermacher, Grabowski, Guers and Pugh, and Ms. Hoffman.

     The Option Committee (the "Option Committee") serves as the administrator of the Bank's stock option plans, as further described hereinafter. The members of this Committee are Messrs. Grabowski, Guers, Muncy, and Palles. This Committee met three times during the Bank's 1998 fiscal year.

     The Bank has other committees composed of directors and/or officers of the Bank which meet for specific purposes. The Board of Directors of the Bank has authority under the Bank's Bylaws to establish such other committees from time to time as may be deemed necessary.

Remuneration of Executive Officers

     No officer of the Bank received cash compensation exceeding
$100,000 for the year ended June 30, 1998. The following table sets forth the compensation paid by the Bank to its Chief Executive
Officer:
  <PAGE 21>

                           SUMMARY COMPENSATION TABLE
                                                                   Long-Term
                                                                  Compensation
                                                                     Awards

                                                                    Securities       All Other
    Name and                              Salary(1)       Bonus    Underlying      Compensation
Principal Position               Year        ($)           ($)     Options (#)         (2)($)
Judith I. Hoffman,               1998       64,465        1,215        975             6,025
Executive Vice President,        1997       61,164        1,138          0             6,447
Chief Executive Officer and      1996       60,307        1,116          0             4,745
  Secretary


(1) Includes amounts paid to Ms. Hoffman for service on the Board of Directors.

(2) Consists of 50% matching contributions by the Bank under the 401(k) plan, life and health insurance annual premiums, and long-term disability insurance premiums.

Employment Agreement

     On August 1, 1995, Mrs. Hoffman and the Bank entered into an employment agreement (the "1995 Agreement") pursuant to which Ms. Hoffman serves as Executive Vice President and Chief Executive Officer. The 1995 Agreement is currently scheduled to expire on July 31, 2001; however, the 1995 Agreement provides that it will be automatically renewed on August 1 of each year to provide for a continuous three-year term, unless 60 days' notice of termination is given by either party, in which case the agreement will expire at the end of its then current term.

     Pursuant to the 1995 Agreement, Mrs. Hoffman is to receive an annual salary of at least $52,500, and she is entitled to participate in the Bank's group insurance, hospitalization, 401(k) and bonus plans.

     Under the 1995 Agreement, Mrs. Hoffman's employment is terminable by the Bank at any time, but any termination by the Bank other than termination for "Cause" (as defined in the 1995 Agreement) does not effect Mrs. Hoffman's right to compensation under the 1995 Agreement for its full term. In addition, the 1995 Agreement provides that, upon certain actions by the Bank after a "Change in Control" (as defined in the 1995 Agreement),
Mrs. Hoffman is entitled to receive severance payments for a period of three (3) years. Such payments will become due following a "Change in Control" upon (i) an involuntary termination of employment or (ii) a voluntary termination of employment after
(a) the assignment to Mrs. Hoffman of duties inconsistent with her position or requiring increased travel; (b) any reduction in, and/or failure by the Bank to provide Mrs. Hoffman with, her then current title, responsibilities, or level of salary and employee
<PAGE 22> benefits; (c) any material relocation or disruption of
Mrs. Hoffman; or (d) any other breach of the 1995 Agreement by the Bank.

Employee Benefit Plans

     Pension Plan. The Bank maintains a 401(k) Plan that allows each employee to save a percentage of their gross salary through payroll deductions. The Bank matches 50% of each employee's contributions up to 8% of the employee's compensation. The 401(k) plan replaced the Simplified Employee Pension Plan that the Bank previously had in effect.

     Bonus Program. The Bank also pays bonuses to its employees. Such bonuses, which are determined by the Board of Directors in its discretion, are based on the net income of the Bank, are not based on any defined criteria and are payable at the discretion of the Board of Directors. No bonuses are paid to directors of the Bank, except for those paid to Mrs. Hoffman and Mr. Pugh in their capacities as executive officers of the Bank.

Key Employee Stock Compensation Program

     As a performance incentive and to encourage ownership of its Common Stock, from 1987 to 1997 the Bank maintained the Key Employee Stock Compensation Program (the "1987 Program") under which options were granted to directors, executive officers and other selected key employees of the Bank. The 1987 Program expired by its terms on October 28, 1997. To replace the 1987 Program, the Board of Directors adopted the Liberty Savings Bank, F.S.B. 1997 Employee Stock Option Plan (the "1997 Employee Plan") and the Liberty Savings Bank, F.S.B. 1997 Stock Option Plan for Outside Directors (the "1997 Director Plan").

     As of June 30, 1998, options to acquire 1,490 shares of authorized but unissued Common Stock were outstanding under the 1987 Program. No options were granted under the 1987 Program from July 1, 1997 to its expiration on October 28, 1997.

1997 Employee Stock Option Plan

     The 1997 Employee Plan authorizes the Option Committee to grant options for the purchase of up to 5,654 shares of authorized but unissued Common Stock. The Option Committee has the authority to grant options to key employees under the 1997 Employee Plan, based upon the recommendation of the Bank's Chief Executive Officer and subject to the approval of a majority of the disinterested members of the Board.

     Under the 1997 Employee Plan, both "Incentive Stock Options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), which qualify for certain tax benefits, and options which do not qualify for such tax benefits ("Nonqualified
Stock Options") may be granted.    <PAGE 23>

Option Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options for the fiscal year ended June 30, 1998 to the Bank's Chief Executive Officer.

                                 Individual Grants
                            Number of         % of
                           Securities     Total Options
                           Underlying        Granted
                             Options       to Employees       Exercise or
                           Granted (1)       in Fiscal      Base Price (3)     Expiration
                               (#)           Year (2)           ($/Sh)            Date
Judith I. Hoffman              850(4)        27.6%            $ 12.00          08/07/2007
                               125(4)         4.1%            $ 12.00          10/21/2007

________________

(1)  Amounts represent securities underlying Incentive Stock
     Options granted under the 1997 Employee Plan.

(2) Does not include options to purchase 2,825 shares granted in fiscal 1998 to directors of the Bank who are not employees.

(3) The exercise price per share is equal to the fair market value on the date the option was granted. The exercise price may be paid in cash, or upon the approval of the Option Committee in shares of the common stock of the Bank valued at their fair market value on the date of exercise, or in a combination thereof.

(4) Options have a term of ten years from the date of grant. Options vest on the earlier of the date on which (i) the optionee has completed one year of continuous employment with the Bank from the date of grant or (ii) a change in control of the Bank occurs. In the event of the optionee's retirement, her Incentive Stock Options lapse at the earlier of three months from the date of retirement or the expiration of the term of the option. If the optionee's employment terminates due to death or disability, the optionee or her legal representative may exercise the option until the earlier of the expiration of the term of the option or one year after such termination of employment. If the optionee's employment is terminated for any reason except retirement, death or disability, all options terminate upon the date employment is terminated, unless the Option Committee permits the optionee to exercise such options until the earlier of (i) the expiration of the term of the option or (ii) three months after such termination of employment.
  <PAGE 24>
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values

     No options were exercised during the year ended June 30, 1998 by the Bank's Chief Executive Officer. The following table sets forth the aggregate options to purchase shares of the common stock of the Bank held by the Bank's Chief Executive Officer at June 30, 1998, separately identifying exercisable and unexercisable options, and the aggregate dollar value of in-the-money unexercised options, separately identifying exercisable and unexercisable options.

                        Number of Securities Underlying             Value of Unexercised In-the-Money
                      Unexercised Options Held at 06/30/98 (#)          Options at 06/30/98 ($)(1)
Name                     Exercisable      Unexercisable               Exercisable      Unexercisable
Judith I. Hoffman               0               975                     $     0            $975

________________

(1) Based upon the closing price of the Bank's common stock of $13.00 per share on May 13, 1998 (the last date on which a reported trade occurred), less the $12.00 exercise price of her options.

1997 Stock Option Plan for Outside Directors

     Under the 1997 Director Plan, each person who (i) is a director of the Bank and (ii) is not, as of such date, an employee of the Bank, shall on the date of each annual meeting of stockholders at which directors are elected, automatically be granted an option to purchase 125 shares of the Bank's common stock ("Mandatory Grants"). Future non-employee directors elected by the Board to fill a vacancy will also receive a Mandatory Grant on the date of such initial election as a director. The Option Committee may also grant, from time to time in its discretion, additional options to purchase shares of Common Stock to directors who are not employees of the Bank ("Discretionary Grants"), subject to the approval of a majority of the disinterested members of the Board of Directors.

     The 1997 Director Plan authorizes the Option Committee to grant options for the purchase of an aggregate amount of up to 5,655 shares of the Common Stock pursuant to Mandatory Grants and Discretionary Grants. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option.

     Only Nonqualified Stock Options may be granted under the 1997 Director Plan. The exercise price for options granted under the 1997 Director Plan will be equal to the fair market value of the stock underlying the option on the date the option is granted.
  <PAGE 25>
     Nonqualified Stock Options granted under the 1997 Director Plan may be exercised for 10 years and 1 month after the date of grant. No option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee, or his guardian or legal representative, unless otherwise approved by the Committee.

     Under the 1997 Director Plan, options may not be exercised during the 11-month period following the date of grant unless
(i) there occurs a "change in control" of the Bank during such period or (ii) the Committee waives the 11-month continuous service requirement for a director whose service as such has terminated prior to the satisfaction of such requirement. In the event of a "change in control," the options become immediately exercisable.

     Under the 1997 Director Plan, in the event of an optionee's retirement, options may continue to be exercised during the term of the option for up to 24 months, at the discretion of the Committee, from the date of retirement. With respect to an optionee whose service as a director terminates due to death or disability, the optionee or his or her legal representative may exercise the option until the earlier of the expiration of the term of the option or one year after such termination of service.

     If an optionee's service as a director is terminated for any reason except retirement, death or disability, all options granted to such person under the 1997 Director Plan terminate 60 days after the date such service is terminated, unless the Committee permits the optionee to exercise such options until the earlier of (i) the expiration of the term of the option or (ii) up to 24 months from the date of termination.

     On August 7, 1997, the Committee granted options to purchase a total of 1,950 shares of Common Stock, at an exercise price of $12.00 per share, to certain non-employee directors of the Bank. Options to acquire 275 shares of Common Stock were granted to each of Messrs. Guers, Muncy and Grabowski, and options to acquire
375 shares of Common Stock were granted to each of Messrs. Fenstermacher, Palles and Pellish. In addition, each of the Bank's directors, except for Mrs. Hoffman and Mr. Pugh, received on October 23, 1997, and will receive as of the date of the Meeting, options to purchase 125 shares of Common Stock, at a per share exercise price equal to $12.00 and the fair market value of the Common Stock on the date of the Meeting, respectively.

Indebtedness of Management

     The Bank offers to its directors, officers, and employees mortgage financing of their primary residences and consumer loans. Under applicable Federal law, any loan made to a director, officer, employee or other affiliate is required to be on substantially the same terms and conditions available to non-related borrowers (in particular as to interest rate and collateral). In addition, the
<PAGE 26> risk of nonpayment must not be greater than the risk of nonpayment on loans to non-related borrowers, and the loan must be approved by a majority of the full Board of Directors, with the loan applicant not voting or influencing the vote.

     Certain directors and officers of the Bank are customers of and during the year ended June 30, 1998 had banking transactions with the Bank in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and commitments to loan were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Bank's management, do not involve more than the normal risk of collection or present other unfavorable features.

Transactions with Related Persons

     Robert W. Pugh, Jr., President of the Bank and Chairman of the Board of Directors, receives fees from the Bank for performing title work relating to the Bank's mortgage loans. For the year ended June 30, 1998, these fees equalled $950.

     Ronald R. Pellish, a director of the Bank, receives fees from the Bank in connection with legal work relating to the Bank's mortgage loans. Under the relevant loan documentation, the Bank typically is entitled to be reimbursed by the borrower for these fees. Attorney Pellish also receives fees from the Bank for legal services performed for the Bank on a per matter basis, but does not receive a retainer as legal counsel to the Bank. Fees paid by the Bank to Attorney Pellish for services rendered during the year ended June 30, 1998 were $3,819.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITS
NOMINEES FOR DIRECTORS.

                          MATTER NO. 2
        PROPOSAL TO APPROVE FORMATION OF HOLDING COMPANY

     The Board of Directors of the Bank has unanimously approved, subject to receipt of necessary approvals, the formation of a savings and loan holding company to be known as "Liberty Centre Bancorp, Inc." (the "Reorganization"), pursuant to the Agreement and Plan of Reorganization dated September 4, 1998 (the "Agreement") by and among the Bank, Liberty Centre Bancorp, Inc. ("Bancorp"), and Liberty Savings Interim Federal Savings Bank ("Interim Bank"). A copy of the Agreement is attached as Exhibit A hereto and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Agreement.

     The stockholders of the Bank will become the stockholders of Bancorp by operation of law. Bancorp will initially be a "unitary" (as opposed to a "multiple") savings and loan holding company, and the Bank will continue its existing business and operations after the Reorganization under its existing name but as a wholly owned subsidiary of Bancorp. For information with respect to the differences between a "multiple" and a "unitary" savings and loan holding company, see "Regulation of the Bank and Bancorp" herein. The existing federal stock charter and the by-laws of the Bank will not be affected by the Reorganization. The consolidated capitalization, assets, liabilities and financial statements of Bancorp immediately following the Reorganization, will be substantially the same as those of the Bank immediately prior to the Reorganization. After the Reorganization, the deposits of the Bank will continue to be insured by the FDIC to the maximum amount permitted by law.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE BANK APPROVE THE REORGANIZATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE BANK IS REQUIRED TO APPROVE THE REORGANIZATION. ALL PROXIES WILL BE VOTED "FOR" APPROVAL OF THE AGREEMENT, EXCEPT FOR ANY PROXY SPECIFICALLY MARKED TO THE CONTRARY BY A STOCKHOLDER.

Reasons for the Reorganization

     Growth. Management of the Bank is interested in growth through the formation or acquisition of other providers of financial services, including insurance agency, money management, commercial and consumer finance and equipment leasing. The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility in structuring such acquisitions and in conducting operations thereafter because it permits the ownership of separate subsidiaries with independent management. Depending on the manner in which an acquisition is structured, and certain other factors, such an acquisition may or may not require approval of Bancorp's shareholders. <PAGE 28>

     Holding Company Operations. Upon completion of the Reorganization, Bancorp, because it will own only one savings and loan subsidiary--the Bank--will be a "unitary" savings and loan holding company. Present regulations of the OTS limit the type of businesses in which the Bank and its subsidiaries may engage. Establishing Bancorp as a unitary savings and loan holding company will permit diversification of operations free of these restrictions. There are, however, no present plans to engage in any specific business. In the event additional thrift institutions are acquired as subsidiaries of Bancorp, Bancorp would become a "multiple" savings and loan holding company and its business activities would become subject to the present restrictions applicable to the Bank. See "Regulation of the Bank and Bancorp."

     The Bank's Board of Directors believes that a system of independent management, within a unified holding company structure, results in an organization able to enjoy the advantages that make small to medium size banks and other providers of financial services located in the Bank's geographical market area, successful. Small to medium size banks and other providers of financial services operate with maximum flexibility, with management close to the local market and, therefore, can be especially responsive to the needs of customers of a particular community. The Bank's Board believes that customers are attracted by the highly personalized services these smaller companies are able to perform most effectively. Because of economies of scale, the holding company structure should permit any subsidiaries formed or acquired by Bancorp to have access to highly trained personnel and specialized programs, in areas such as asset and liability management, marketing, human resources, and data processing, designed to reduce risk, increase market penetration, and promote a higher level and quality of earnings. The Bank's Board believes that a system of independent management of separate subsidiaries, combined with the support capabilities of a larger institution, will afford Bancorp and any subsidiaries it may form or acquire in the future the advantages of both large and small institutions.
The Bank's Board recognizes that there is a risk that the holding company will not realize the anticipated economies of scale so as to be able to provide the intended level of support services, and that there is also a risk in operating separate subsidiaries with independent management, in that an imprudent decision made by one subsidiary could adversely affect the combined organization. Nevertheless, the Bank's Board believes that these risks can be adequately controlled and that the benefits to be derived from the holding company structure are substantial and significantly outweigh the risks.

     The holding company structure also provides more flexibility in terms of corporate organization and capital formation, since the structure of a holding company is subject to the Pennsylvania Business Corporation Law and the laws and regulations pertaining to thrift holding companies, and not to the more stringent and limiting laws pertaining to banks.
  <PAGE 29>
     Anti-takeover Provisions. Bancorp's Articles of Incorporation and By-Laws contain numerous provisions which are intended to encourage potential acquirors of Bancorp to negotiate directly with the Board of Directors of Bancorp and to deter a nonnegotiated tender or exchange offer for Bancorp's stock or a proxy contest for control of Bancorp. Certain provisions of Pennsylvania law may also make it more difficult for a shareholder to successfully challenge the actions of Bancorp's Board of Directors in a potential change of control context.

     The combined effect of the foregoing provisions is expected to make it very difficult for persons to acquire control of Bancorp in any transaction not favored by management. The anti-takeover provisions are intended to encourage potential acquirors of Bancorp to negotiate directly with Bancorp. In the Board of Directors' judgment, the Board is in the best position to determine the true value of Bancorp and to negotiate most effectively for what may be in the best interests of Bancorp's shareholders. Accordingly, the Board of Directors believes that it is in the best interests of Bancorp and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors, and that these provisions encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions do not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Bancorp and which is in the best interests of all shareholders. However, these provisions may also deter institutional interest in and ownership of Bancorp's stock and, accordingly, may depress the market price for, and liquidity of, Bancorp's stock, or effectively forestall nonnegotiated takeover offers which might have been deemed by shareholders to be in their best interest and might have involved offers to purchase shares at a premium over the market price prevailing at the time.

     The foregoing anti-takeover provisions are not the result of any specific past or anticipated effort to acquire control of the Bank. At present, the Bank's Charter contains two anti-takeover provisions: a requirement that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding common stock with more than 5% of the Bank's total voting power, if the transaction is not approved of, in advance, by the Board of Directors; and a prohibition of cumulative voting in the election of directors. The Bank's By-Laws provide for a "classified" Board of Directors with staggered terms of office. In addition, the Bank's Charter also authorizes a class of preferred stock, the terms of which are to be set by the Board of Directors upon issuance, which may be issued without stockholder approval and thus, could be used to impede completion of a nonnegotiated transaction. The Bank also has a shareholder rights plan. Notwithstanding the foregoing provisions and the fact that there has been no attempted takeover of the Bank, Bancorp's Board of Directors believes that the anti-takeover provisions contained in its Articles of Incorporation and By-Laws are in the best interests of shareholders, especially considering (a) recent
<PAGE 30> changes in the law affecting the financial services industry, such as the passage of regional, reciprocal interstate banking laws, (b) the recent consolidation in the banking and thrift industry through mergers and acquisitions, (c) the perceived attractiveness of the Bank's market area, (d) the fact that, although sporadic and limited, the trades of the Bank's stock that have occurred over the past few years have been, like many thrift stocks, at prices substantially below book value, (e) the fact that the Bank has a small over-all market capitalization when compared to most other financial institutions, and (f) certain significant accumulations of positions in the Bank's stock during its 1998 fiscal year. Further, Bancorp's Board believes that such provisions will generally help provide for continuity in the affairs and business strategy of Bancorp, and provide the Board with sufficient time to review any acquisition proposal and consider possible alternatives thereto, so that there is a maximum opportunity to assure that the interest of Bancorp's shareholders are protected to the maximum extent possible. See "Descriptions of Bancorp's Capital Stock--Articles of Incorporation and By-Laws -- Anti-takeover Provisions."

Description of the Reorganization

     The Bank has caused Bancorp, a Pennsylvania business corporation, to be formed and organized. Bancorp will cause Interim Bank, a corporation with a charter in the form of a federal stock charter, to be organized (subject to the approval of the OTS); Interim Bank's savings accounts will be insured by the FDIC. Bancorp will be the sole stockholder of Interim Bank. Contingent upon regulatory approvals, the Reorganization will be accomplished as follows:

          (1) Interim Bank will merge with and into the Bank, with the Bank as the resulting corporation. The stock of Interim
     Bank will be converted to stock of the Bank.

               (a) The Bank, as the resulting corporation, will retain all incidents of the corporate existence of the Bank prior to the Reorganization, including its federal stock charter, by-laws, savings accounts and offices.

               (b) The directors of the Bank will remain the directors of the Bank as the resulting corporation.

          (2) The stockholders of the Bank will become the shareholders of Bancorp. Each share of the Bank common stock and related stock purchase rights will become a share of Bancorp common stock and related stock purchase rights. Each certificate evidencing issued shares of the Bank common stock immediately prior to the Reorganization will evidence ownership of the same number of shares of Bancorp common stock at the effective date after Reorganization.
  <PAGE 31>
          (3) The shares of common stock of the Bank held by Bancorp at the effective date will remain as the only issued and outstanding shares of common stock of the Bank after the Reorganization.

          (4)  Interim Bank will cease to exist as a legal entity.

          (5) As a result of the Reorganization, Bancorp will become a publicly held corporation; however Bancorp will not be required to register its shares of common stock under the Securities Exchange Act of 1934 (the "Exchange Act"), nor will it be subject to the rules and regulations thereunder or file periodic reports and proxy statements with the Securities and Exchange Commission. The Bank's stock is not registered under the Exchange Act, and the Bank is not required to file periodic reports and proxy statements required thereunder.
     The shareholders of Bancorp will be those persons who were stockholders of the Bank immediately prior to the Reorganization. The Bank will become a wholly owned subsidiary of Bancorp, and the Bank will continue to carry on its business and activities as conducted immediately prior to the Reorganization. The name "Liberty Savings Bank, F.S.B." will continue to be utilized.

          (6) As is the case with the common stock of the Bank, there will be no active public trading market for Bancorp common stock. See "Market for Bank Common Stock."

Business of Bancorp

     Upon completion of the Reorganization, Bancorp will own all of the stock of the Bank, and the Bank will be Bancorp's operating savings institution subsidiary. Bancorp will be a unitary savings and loan holding company and register with the OTS under the Home Owner's Loan Act. See "Regulation of the Bank and Bancorp."

     Bancorp may, in the future, enter into a management agreement for the purpose of rendering certain services to the Bank after the completion of the Reorganization. No proposal and no terms of any such agreement, however, have been considered as yet and it has not been decided that such agreement will be made. Certain restrictions on the total compensation payable by the Bank under management and similar agreements are imposed by OTS regulations; under certain circumstances, OTS approval may be required. See "Regulation of the Bank and Bancorp."

Management of Bancorp and the Bank after the Reorganization

     Directors. The following table sets forth the name and the year the term of office expires for each director of Bancorp.

                                                     Term of
Name                                              Office Expires
  <PAGE 32>
Herman J. Fenstermacher. . . . . . . . . . . . . . .  1999
Daniel C. Guers. . . . . . . . . . . . . . . . . . .  1999
Menelaos P. Palles. . . . . . . . . . .. . . . . . .  1999
Frank J. Grabowski . . . . . . . . . . . . . . . . .  2000
Michael R. Muncy . . . . . . . . . . . . . . . . . .  2000
Robert W. Pugh, Jr.. . . . . . . . . . . . . . . . .  2000
Judith I. Hoffman. . . . . . . . . . . . . . . . . .  2001
Ronald R. Pellish. . . . . . . . . . . . . . . . . .  2001

     For additional information concerning the initial directors of Bancorp, see "Matter No. 1 -- Election of Directors" herein.

     The Articles of Incorporation of Bancorp, like the By-laws of the Bank, provide that directors shall serve for terms of three years and that the terms shall be staggered to provide for the election of approximately one-third of the board members each year. Approval of the Reorganization by the holders of the Bank's common stock will, in effect, confirm the election of such persons as directors of Bancorp, without further action and without changes in classes or terms.

     Officers. The officers of Bancorp are, and upon completion of the Reorganization will continue to be, the following persons:

Name                                           Positions

Robert W. Pugh, Jr. . . . . . . . . . . President
Judith I. Hoffman . . . . . . . . . . . Executive Vice President,
                                        Chief Executive Officer
                                        and Secretary

     It is expected that until Bancorp becomes actively involved in additional businesses, no compensation will be paid to the directors and officers of Bancorp in their capacities as such.
Bancorp may determine that such separate compensation is appropriate in the future, however.

     At the present time, Bancorp does not intend to employ any persons other than its management, who will continue as employees of the Bank. If Bancorp acquires other businesses, it may at such time hire additional employees. Upon completion of the Reorganization, employees of Bancorp, as well as employees of the Bank, will be eligible for the grant of benefits under the 1997 Employee Plan and the 1997 Director Plan (collectively, the "Stock Option Plans") described herein.

Conditions, Amendment and Termination

     The Agreement sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others, (1) the approval of the Agreement by the requisite vote of the holders of the common stock of the Bank, (2) the receipt of an opinion of counsel that the Reorganization will be treated as a nontaxable transaction under the Internal Revenue Code of 1986 (the
<PAGE 33> "Code"), (3) the approval of the Reorganization by the
OTS, which has not yet been obtained, and (4) the receipt of all approvals from any other governmental agencies or other third parties which may be required for the lawful consummation of the Reorganization. No such other governmental or third party approvals are currently anticipated to be required.

     The Board of Directors of the Bank may cause the Agreement to be amended or terminated if the Board determines that such termination or amendment would be advisable. Only amendments of a nonmaterial nature may be effected by the Board of Directors subsequent to the mailing of this Proxy Statement/Prospectus to stockholders of the Bank. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, whether before or after stockholder approval of the Agreement.

Federal Tax Consequences of the Transaction

     The Agreement provides that completion of the transaction is conditioned upon the receipt of an opinion of counsel (or a tax advisor) to the effect, among other things, that (1) the Reorganization will qualify as a "reorganization" under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized by the stockholders of the Bank on the constructive receipt of Bancorp common stock in exchange for Bank common stock surrendered in the Reorganization,
(2) the basis of the shares of Bancorp common stock constructively received by stockholders of the Bank in the Reorganization will be the same as the basis of the shares of Bank common stock surrendered in exchange therefor, (3) the holding period of the shares of Bancorp common stock constructively received by the stockholders of the Bank in the Reorganization will include the period during which they held their Bank common stock, provided the shares of Bank common stock are held as a capital asset on the effective date of the Reorganization, and (4) no gain or loss will be recognized by Bancorp on the constructive receipt of Bank common stock in exchange for Interim Bank common stock surrendered in the Reorganization. If this condition is waived by the parties to the Agreement, the Bank will, prior to the consummation of the Reorganization, (i) amend this Proxy Statement/Prospectus to disclose such waiver, (ii) distribute such amended Proxy Statement/ Prospectus to its stockholders, and (iii) resolicit stockholder approval of the Agreement.

     Each stockholder of the Bank should consult his or her own tax counsel as to specific federal and state tax consequences of the transaction.
  <PAGE 34>
Financial Accounting Treatment

     The Reorganization will be characterized and treated as a "pooling of interests" (rather than as a "purchase") for financial reporting and related purposes.

Limitation of Liability and Indemnification of Directors and Officers

     The By-Laws of Bancorp, as approved by the Bank as its sole shareholder, provide for (1) indemnification of directors, officers, employees and agents of Bancorp and its subsidiaries and
(2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Regulation of the Bank and Bancorp

          General. The Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended ("HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Bank's mortgage documents. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination
<PAGE 35> policies, including policies with respect to the
classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on Bancorp, the Bank and their operations. Bancorp, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS.

     Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

     Federal Home Loan Bank System. The Federal Home Loan Bank ("FHLB") system, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets; and ensure that the FHLBs operate in a safe and sound manner. The Bank, as a member of the FHLB-Pittsburgh, is required to acquire and hold shares of capital stock in the FHLB-Pittsburgh in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Pittsburgh. At June 30, 1998, the Bank complied with this requirement with an investment in FHLB-Pittsburgh stock of $175,400. Among other benefits, the FHLB-Pittsburgh provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Pittsburgh.

     Federal Deposit Insurance Corporation. The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. The FDIC maintains two separate insurance funds: the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). As insurer of the Bank's deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations.

     The Bank's deposit accounts are insured by the FDIC under the SAIF to the maximum extent permitted by law. The Savings Bank pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are
<PAGE 36> assigned to one of three capital groups that are based solely on the level of an institution's capital ("well capitalized," "adequately capitalized" or "undercapitalized"), which are defined in the same manner as the regulations establishing the prompt corrective action system under the FDIA as discussed below. The matrix so created results in nine assessment risk classifications. The Bank's assessments expensed for the year ended June 30, 1998 equaled $17,532.

     Pursuant to the Deposit Insurance Funds Act (the "DIF Act"), which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with SAIF-assessable deposits which resulted in the SAIF achieving its designated reserve ratio. In connection therewith, the FDIC reduced the assessment schedule for SAIF members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions, including the Bank, paying 0%. This assessment schedule is the same as that for the BIF, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, SAIF members are charged an assessment of 0.065% of SAIF-assessable deposits for the purpose of paying interest on the obligations issued by the Financing Corporation ("FICO") in the 1980s to help fund the thrift industry cleanup. BIF-assessable deposits will be charged an assessment to help pay interest on the FICO bonds at a rate of approximately
 .013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.

     The DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of the Bank.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of the Bank.
  <PAGE 37>
     Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 5.0%) of its net withdrawable accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The Bank's actual short- and long-term liquidity ratios at June 30, 1998 were 9.53% and 18.32%, respectively.

     Prompt Corrective Action. Each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;
(ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and
(v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.

     An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution,
<PAGE 38> with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At June 30, 1998, the Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

     Standards for Safety and Soundness. The FDIA requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions relating to:
(i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; and
(vi) compensation, fees and benefits. The federal banking agencies recently adopted final regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.
If the OTS determines that the Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Qualified Thrift Lender Test. All federal savings banks are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations:
(i) the institution may not make any new investment or engage in activities that would not be permissible for national banks;
(ii) the institution may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (iii) the institution shall be ineligible to obtain new advances from any FHLB; and (iv) the payment of dividends by the institution shall be subject to the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. In addition, within one year of the date on which a savings institution controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test. <PAGE 39>

     Currently, the QTL test requires that either an institution qualify as a domestic building and loan association under the Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by FHLMC or FNMA. Portfolio assets consist of total assets minus the sum of
(i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At June 30, 1998, the qualified thrift investments of the Bank were approximately 89.50% of its portfolio assets.

     Capital Requirements. Under OTS regulations, a federal savings bank must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements. Savings and loan holding companies, such as Bancorp, are not subject to any minimum capital requirements.

     OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and nonincludable subsidiaries. An institution that fails to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will
<PAGE 40> be deemed to be "undercapitalized" and may be subject to certain restrictions.  See "-- Prompt Corrective Action."

     As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings associations rated a composite one (the highest rating) under the CAMEL rating system for savings associations will be permitted to operate at or near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Bank.

     A savings association also must maintain "tangible capital" of not less than 1.5% of its adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

     Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes
(i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

     The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due.
Qualifying residential mortgage loans (including multifamily mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent
<PAGE 41> amount" based on a conversion schedule.  These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings institutions with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its riskbased capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data, and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital.

     The table below sets forth the Bank's capital position relative to its OTS capital requirements at the date indicated.
The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS.

                                           At June 30, 1998
                                              Percent of Adjusted
                                   Amount       Total Assets(1)

Tangible capital . . . . . . . .  $2,554,000          10.1%
Tangible capital requirement . .     379,335           1.5
Excess . . . . . . . . . . . . .  $2,174,665           8.6%
<PAGE 42>

Core capital . . . . . . . . . .  $2,554,000          10.1%
Core capital requirement(2). . .   1,012,000           3.0
Excess . . . . . . . . . . . . .  $1,542,000           7.1%

Risk-based capital(3). . . . . .  $2,607,000          21.4%
Risk-based capital requirement .     973,000           8.0
Excess . . . . . . . . . . . . .  $1,634,000          13.4%

_______________________

(1) Based on total tangible assets of $25,289,000 for purposes of the tangible capital requirement, total adjusted assets of $25,289,000 for purposes of the core capital requirements, and risk-weighted assets of $12,169,000 for purposes of the risk-based capital requirement.

(2) The current OTS core capital requirement for federal savings banks is 3% of total adjusted assets. The OTS has proposed a new core capital requirement for federal savings banks that is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and 4% to 5% for all other thrifts.

(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets.

     Limitations on Capital Distributions. OTS regulations impose uniform limitations on the ability of all federal savings banks to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require the Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

     A Tier 1 savings bank has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). A Tier 1 savings bank may make (without application but upon prior notice to, and no objection made by, the
OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in excess of its fully phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings bank has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such a bank may make (without application) capital
<PAGE 43> distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. A Tier 3 savings bank has capital below the minimum capital requirement (either before or after the proposed capital distribution). A Tier 3 savings bank may not make any capital distributions without prior approval from the OTS.

     The Bank currently meets the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

     Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit federal savings banks that meet certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At June 30, 1998, the Bank's largest aggregate amount of loans to one borrower was $492,109, which represented 19% of the Bank's unimpaired capital and surplus at June 30, 1998.

     Activities of Savings Banks and Their Subsidiaries. When a federal savings bank establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the bank controls, the savings bank must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings banks also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

     The OTS may determine that the continuation by a savings bank of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

     Transactions with Affiliates. Federal savings banks must comply with Sections 23A and 23B of the Federal Reserve Act
<PAGE 44> ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same extent as if the savings bank were a Federal Reserve member bank. A savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings bank under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by the Bank to an affiliate must be secured by collateral in accordance with
Section 23A.

     Three additional rules apply to federal savings banks: (i) a savings bank may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings bank may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings banks but may not exempt transactions from or otherwise abridge
Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. The Bank has not been significantly affected by the rules regarding transactions with affiliates.

     The Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations generally require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Generally, Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

     Community Reinvestment Act. Under the federal Community Reinvestment Act ("CRA"), all federally insured financial institutions have a continuing and affirmative obligation consistent with safe and sound operations to help meet all the credit needs of its delineated community. The CRA does not establish specific lending requirements or programs nor does it
<PAGE 45> limit an institution's discretion to develop the types of products and services that it believes are best suited to meet all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating regulatory applications to establish a new branch office that will accept deposits, relocate an existing office, or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution, among others. The CRA requires public disclosure of an institution's CRA rating. The Bank received an "outstanding" rating as a result of its latest evaluation.

     Regulatory and Criminal Enforcement Provisions. The OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $27,500 per day, or $1.1 million per day in especially egregious cases. Under the FDIA, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Holding Company Acquisitions. The HOLA and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

     Holding Company Activities. As a unitary savings and loan holding company, Bancorp generally will not be subject to activity restrictions under the HOLA. If Bancorp acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company than on those of a unitary savings and loan holding company. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured
<PAGE 46> association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution,
(iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in
(vii) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

     Qualified Thrift Lender Test. The HOLA provides that any savings and loan holding company that controls a savings association that fails the QTL test, as explained under "--Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.

Restrictions on Cash Dividends

     Bancorp, as a Pennsylvania business corporation, will be subject to the restrictions imposed by the Pennsylvania Business Corporation Law on the payment of cash dividends. Because cash dividends paid to Bancorp by the Bank will be initially the sole source of funds for payment of dividends by Bancorp, the restrictions on the Bank's ability to pay cash dividends is important. Such restrictions are described herein under "Description of Bancorp's Capital Stock--Common Stock."

Continuing Restrictions

     As a condition to OTS approval of the Reorganization, Bancorp will likely be required to ensure that the Bank shall meet its minimum regulatory net worth requirements or, where necessary, infuse additional capital in a form satisfactory to the OTS to effect compliance with such requirements. For further information on the restrictions on the ability of the Bank and Bancorp to pay cash dividends, see "Description of Bancorp's Capital Stock--General" herein.

Treatment of Stock Certificates

     After the effective date of the Reorganization (the "Effective Date"), the former holders of Bank common stock will be entitled to exchange their stock certificates for new certificates evidencing the same number of shares of Bancorp common stock. The exchange of
<PAGE 47> Bank common stock for Bancorp common stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Bancorp, or a bank or trust company designated by Bancorp, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Bank shareholder.
The transmittal form will contain instructions with respect to the surrender of certificates representing Bank Common Stock to be exchanged for Bancorp common stock.

     BANK SHAREHOLDERS SHOULD NOT FORWARD BANK STOCK CERTIFICATES
TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.
BANK SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE
ENCLOSED PROXY CARD.

     Until so exchanged, the Bank's stock certificates will, for all purposes, represent the same number of shares of Bancorp's common stock as the number of shares of the Bank's common stock previously represented, and the holders of such certificates will have all of the rights of holders of Bancorp's common stock. Bancorp may withhold cash dividends, if and when declared, on common stock not so exchanged until such time as it is exchanged. Instructions with respect to the exchange of stock certificates will be sent to all holders of record on the Effective Date of shares of the Bank's common stock as soon as practicable after the consummation of the Reorganization. The Bank, which serves as the transfer agent and registrar for the Bank's common stock, will act in the same capacity for Bancorp's common stock.

Effect on Employee Benefit Plans

     Upon completion of the Reorganization, the Stock Option Plans will, by reason of the Reorganization, be continued as and become plans of Bancorp and the Bank. Stock options with respect to shares of the Bank's common stock granted under the Stock Option Plans and outstanding prior to consummation of the Reorganization will automatically become options to purchase the same number of shares of Bancorp's common stock upon consummation of the Reorganization, upon identical terms and conditions and for an identical price, and Bancorp will assume all of the Bank's obligations with respect to such outstanding options.

     All other employee benefit plans of the Bank will remain plans of the Bank and will be unchanged by the Reorganization, except that any plan which refers to the common stock of the Bank will, following completion of the Reorganization, be deemed to refer instead to common stock of Bancorp. In the future, Bancorp may adopt such employee benefit plans as plans and obligations of Bancorp to cover employees of Bancorp who are not also employees of the Bank. If Bancorp acquires other savings and loan subsidiaries, such employee benefit plans may be extended to cover the employees of such institutions.
  <PAGE 48>
Effective Date

     The Effective Date of the Reorganization will be the date upon which Articles of Combination pertaining to the Reorganization are filed with and endorsed by the OTS. Management currently anticipates that the Effective Date will occur in the first quarter of 1999.

                DISSENTERS' AND APPRAISAL RIGHTS

     Pursuant to OTS regulations, holders of the Bank's common stock will have dissenters' and appraisal rights in connection with the Reorganization. Shareholders may dissent from the terms of the Reorganization and receive in cash the value of their shares if they comply with all the applicable provisions of the OTS regulations. Shareholders contemplating the exercise of their dissenters' rights should review the procedures set forth in
Section 552.14 of the OTS regulations and should consult their personal legal and tax counsel as to the legal and tax related consequences of exercising their dissenters' rights. The following is a summary of the steps which must be taken for the effective exercise of dissenters' rights and is qualified in its entirety by reference to Section 552.14, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit D.

     1. Vote Against the Merger. To be eligible to exercise his or her right to dissent, a shareholder must not vote for the Reorganization. A shareholder waives his or her right to dissent if he or she votes in favor of the Reorganization either in person or by proxy.

     2. Written Demand for Appraisal and Payment. Each stockholder electing to make a demand under this section shall deliver to the Bank, before voting on the Reorganization, a writing identifying himself or herself and stating his or her intention to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

     3. Notification of Effective Date and Written Offer. Within ten days after the effective date of the Reorganization, the Bank will:

          a. Give written notice by mail of the effective date of the Reorganization to stockholders who have demanded appraisal of and payment for their shares in accordance with paragraph 2 above and have not voted in favor of the Reorganization;

          b. Make a written offer to each such stockholder to pay for dissenting shares at a specified price deemed by the Bank to be the fair value thereof; and
  <PAGE 49>
          c. Inform such stockholders that, within 60 days of such date, the respective requirements of paragraphs (5) and (6) below must be satisfied.

     4. Acceptance of Offer. If within 60 days of the effective date of the Reorganization the fair value is agreed upon between the Bank and any stockholder who has complied with the provisions of paragraph (2) above, payment for his or her shares will be made within 90 days of the effective date of the Reorganization.

     5. Petition to Be Filed if Offer Not Accepted. If, within 60 days of the effective date of the Reorganization, the Bank and any stockholder who has complied with the provisions of paragraph (2) above do not agree as to the fair value, then any such stockholder may file a petition with the OTS, with a copy by registered or certified mail to the Bank, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file such a petition who fails to file such petition within 60 days of the effective date of the Reorganization shall be deemed to have accepted the terms offered under the Reorganization.

     6. Stock Certificates to Be Noted. Within 60 days of the effective date of the Reorganization, each stockholder demanding appraisal and payment must submit to the Bank his or her stock certificates for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation within such time period shall no longer be entitled to appraisal rights and shall be deemed to have accepted the terms offered under the Reorganization.

     7. Withdrawal of Demand. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Reorganization, any shareholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Reorganization.

     8. Valuation and Payment. The OTS, or one or more independent persons appointed by the OTS, will appraise the shares to determine their fair market value, as of the effective date of the Reorganization, exclusive of any element of value arising from the accomplishment or expectation of the Reorganization. The OTS will review and provide an opinion on any appraisal prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The OTS, after consideration of the appraisal report will, if it concurs in the valuation of the shares, direct payment by the Bank of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Such payment will include interest from the effective date of the Reorganization, at a rate deemed equitable by the OTS.
  <PAGE 50>
     9. Costs and Expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the OTS as it may deem equitable against all or some of the parties. In making this determination the OTS will consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by the OTS regulations.

     10. Voting and Distribution. Any stockholder who has demanded appraisal rights is thereafter neither entitled to vote such stock for any purpose nor entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by, stockholders of record as of a date which is on or prior to, the effective date of the Reorganization); provided, that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon Reorganization, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

             DESCRIPTION OF BANCORP'S CAPITAL STOCK

General

     The authorized capital of Bancorp consists of 3,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock, such preferred stock to be issuable, in series and classes having such par value, rights, preferences, privileges and restrictions as the Board of Directors of Bancorp may determine. Except as described below, each share of Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of Bancorp common stock.

Common Stock

     Voting Rights. Prior to the issuance of any preferred stock which possesses voting rights (see "Preferred Stock"), the holders of the common stock will possess exclusive voting rights in Bancorp. Except for the limitation on the right of a person or group acting in concert to vote shares with voting power in excess of 10% (see "--Certain Restrictions on Acquisition of Bancorp"), each holder of shares of common stock will be entitled to one vote for each share held on matters upon which stockholders have the right to vote. Stockholders will not be entitled to cumulate their votes for the election of directors.

     Dividends. Under the Pennsylvania Business Corporation Law, Bancorp may only pay dividends if solvent and if payment of such dividend would not render Bancorp insolvent. Funds for dividend distribution must initially come from dividends paid to Bancorp by the Bank, so that the restrictions on the Bank's ability to pay dividends are indirectly applicable to Bancorp. The Bank's ability to pay dividends is restricted by certain regulations. Under such regulations, the Bank is not permitted to pay dividends on its
<PAGE 51> common stock if such payment, together with any payment for the repurchase of stock, would reduce its net worth below the amount required for the liquidation account established in connection with the Bank's conversion in 1987 from mutual to stock form. Furthermore, the Bank is not permitted to pay or declare a cash dividend on, or to repurchase any of its Common Stock, in an amount in excess of 100% of its net income for the then current fiscal year plus one-half of its surplus capital ratio, except with the prior approval of the OTS. See "Regulation of the Bank and Bancorp--Limitations on Capital Distributions."

     In addition, OTS regulations require the Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to Bancorp, as its holding company, and the OTS may object to dividends that it deems inconsistent with the financial soundness of the Bank. Bancorp presently intends to continue the Bank's policy on paying cash dividends on its common stock, although no assurance can be given as to how long it will continue such policy. For the year ended June 30, 1998, the Bank paid cash dividends to stockholders equal to $0.23 per share. On July 28, 1998, the Bank declared an annual cash dividend of $0.25 per share payable on September 30, 1998 to stockholders of record on September 1, 1998.

     Preemptive Rights; Redemption. Holders of Bancorp's common stock will not be entitled to preemptive rights with respect to any shares of Bancorp which may be issued. The common stock will not be subject to redemption. Upon receipt by Bancorp of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

     Liquidation. In the event of any liquidation, dissolution, or winding up of Bancorp, after payment of all debts and liabilities of Bancorp and payment of any liquidation preference plus accrued dividends applicable to any outstanding shares of preferred stock, the holders of Bancorp's common stock would be entitled to receive all assets of Bancorp available for distribution in cash or in kind.

Preferred Stock

     None of the 500,000 shares of serial preferred stock authorized will be issued in the Reorganization. The Board of Directors of Bancorp is authorized to approve the issuance of such shares of preferred stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of preferred stock issued will be determined by the Board of Directors at the time of issuance and may include, among other things, rights to participating dividends,
voting and convertibility into common stock.   The Board of
Directors intends to authorize, prior to the completion of the Reorganization, 10,000 shares of Series A Junior Participating Preferred Stock for issuance under and pursuant to the terms of Bancorp's proposed Shareholder Rights Plan described below.
  <PAGE 52>
     Similarly, the Board of Directors of the Bank presently has the authority to issue up to 500,000 shares of preferred stock with such rights, qualifications and limitations as the Board of Directors may determine, including 10,000 shares of Series A Junior Participating Preferred Stock (the "Bank Series A Preferred") for issuance under and pursuant to the terms of Bank's Shareholder Rights Plan described below.

Shareholder Rights Plan

     Prior to the completion of the Reorganization, Bancorp intends to adopt a Shareholder Rights Plan (the "Bancorp Rights Plan") substantially identical to the Shareholder Rights Plan maintained by the Bank (the "Bank Rights Plan"). These Shareholder Rights Plans are designed to protect the issuer's shareholders from attempts to acquire control of the issuer at an inadequate price. Under the Bank Rights Plan, each outstanding share of Bank common stock has attached to it one right to purchase a unit of the Bank Series A Preferred. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights have been or will be distributed, unless certain events occur. The rights currently attached to the outstanding shares of Bank common stock will expire on June 16, 2008.

     Each right will initially entitle a holder to buy one unit of the Bank Series A Preferred at an exercise price of $63.00. The rights become separate from the Bank common stock, and if not redeemed by the Board of Directors within a 10-day period of time, become exercisable if a person, group or other entity acquires or announces a tender offer for 14.9% or more of the Bank's total voting power. The rights also become separate from the Bank common stock, and if not redeemed by the Board of Directors within a 10-day period of time, become exercisable if a person or group who has become a beneficial owner of at least 10% of the outstanding Bank common stock or its total voting power is declared by the Bank's Board of Directors to be an "adverse person," as defined in the Bank Rights Plan.

     After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 14.9% beneficial owner, as the case may be, or an "adverse person") will entitle the holders to purchase either Bank common stock or the common stock of the potential acquiror at a substantially reduced price.

     The Bank is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 14.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Bank's Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.
  <PAGE 53>
Certain Restrictions on Acquisition of Bancorp

     Bancorp's Articles of Incorporation and By-Laws contain numerous provisions which are intended to encourage potential acquirors of Bancorp to negotiate directly with the Board of Directors of Bancorp but which also may deter a nonnegotiated tender or exchange offer for Bancorp's stock or a proxy contest for control of Bancorp. Certain provisions of Pennsylvania law and the position of the OTS on changes in control of savings and loan institutions may also discourage nonnegotiated takeover attempts or proxy contests. In addition, the terms of the Bank's employment agreement with Judith Hoffman (see "Matter No. 1 -- Election of Directors -- Employment Agreement) may also be viewed as having the effect of discouraging such efforts. These provisions may also serve to entrench existing management. These provisions may also deter institutional interest in and ownership of Bancorp's stock and, accordingly, may depress the market price for, and liquidity of, Bancorp's stock. Bancorp's Articles of Incorporation and By-Laws are attached hereto as Exhibits B and C, respectively, and are incorporated herein by reference. The following discussion of such provisions and the purpose and possible effects thereof is qualified in its entirety by reference to the text itself of Bancorp's Articles of Incorporation and By-Laws. The Board of Directors of Bancorp does not presently intend to propose additional anti-takeover provisions for the Articles of Incorporation or By-Laws of Bancorp in the future. Because of the possible adverse effect such provisions may have on Bancorp's stockholders, such discussion and the Articles of Incorporation and By-Laws themselves should be read carefully. Approval of the Reorganization will, in effect, constitute approval of these provisions by stockholders.

     1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Bancorp's Articles of Incorporation impose limitations upon the ability of certain stockholders and groups of stockholders to acquire or vote shares of stock of Bancorp. The Articles of Incorporation prohibit any person (whether an individual, company or "group acting in concert") from acquiring "voting control" of Bancorp. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of Bancorp's outstanding stock. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A "group acting in concert" includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the Board of Directors acting solely in their capacity as such.

     Under such provision, shares of common stock, if any, owned in excess of 10% will be treated as "excess shares." In general, all shares of common stock deemed to be excess shares shall not be entitled to vote on any matter or take other stockholder action. For purposes of determining the voting rights of other stockholders, excess shares are essentially treated as no longer
<PAGE 54> outstanding.  As a result, where excess shares are present, other stockholders will realize a proportionate increase in their voting power, but this 10% voting restriction shall not be applicable to other stockholders if their voting power increases above 10% as a result of application of this rule to another stockholder. However, in determining the voting power of the person or group acting in concert with respect to whom the rule was initially applied, there will be subsequent reductions in their voting rights if, as a result of the initial proportionate reduction in outstanding shares, such person or group acting in concert still shall be deemed to beneficially own excess shares.

     The potential effect of the voting rights limitations of the Articles of Incorporation are significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in the Articles of Incorporation, particularly the provision requiring the affirmative vote of the holders of 80% of the voting power of the corporation on certain matters, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one stockholder or group acting in concert to determine the outcome of any such vote.

     In determining the number of shares of common stock, a person will be deemed the owner of any shares over which he or she has the power to vote, to direct the voting of, or to dispose or to direct the disposition of. As a result, more than one person may be deemed to own the same shares. For example, to the extent that shareholders deposit their shares in a voting trust arrangement and obtain the power to vote or direct the voting of the shares so deposited, the number of shares subject to such arrangement would be aggregated for purposes of the provision.

     Certain exceptions from the restrictions on voting rights are set forth in the Articles of Incorporation. The restrictions are not applicable to, among other things, the solicitation, holding and voting of proxies obtained by the Board of Directors. A "group acting in concert" does not include, among other things, (i) the members of the Board of Directors solely as a result of their board membership, and (ii) the members of the Board of Directors as a result of their solicitation, holding and voting of proxies.

     The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of Bancorp, with the result that it may be extremely difficult to bring about a change in the Board of Directors or management by attempting to acquire controlling interest in the common stock of Bancorp. Accordingly, under this provision the only way in which a change in control can generally be brought about is for the proposal to have such broad based support among unaffiliated stockholders that the applicable vote (a majority or 80% vote, depending upon the matter under consideration) would be obtained in spite of the limitations of any
<PAGE 55> one stockholder or affiliated group of stockholders to
10% of the total votes cast.

     Because this provision does place limitations upon the acquisition and voting of shares by any party, it may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. This may have an adverse effect on the liquidity and market price of the shares.

     The Bank's charter contained a similar provision which limited the right of any person or group to own beneficially or vote shares beneficially owned by them in excess of 10% of any class of outstanding stock of the Bank. The OTS advised the Bank that, as a matter of policy, the OTS would enforce such a provision only for ten years after the conversion of an institution from mutual to stock form. Therefore, this provision of the Bank's Charter expired in 1997.

     2. "Classified" Board of Directors. The Articles of Incorporation of Bancorp provide for a "classified" Board of Directors of between seven (7) and twenty-five (25) members, which number is fixed by the Board of Directors, divided into three classes, serving for initial terms expiring in 1999, 2000, and 2001, respectively, and after such initial terms, for successive terms of three years each. In the event of a Board vacancy, the Articles of Incorporation provide that the sole power to fill such vacancy is vested in the Board of Directors, and any such new director shall serve out the full term of the former director. This provision is designed to assure experience, continuity, and stability in the Board's leadership and policies. Bancorp's Board of Directors believes that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.

     The election of directors for staggered terms significantly extends the time required to make any change in control of Bancorp's Board of Directors and may tend to discourage any surprise or nonnegotiated takeover bid for control of Bancorp. Under Bancorp's Articles of Incorporation, it will take at least two annual meetings for holders of a majority of Bancorp's voting securities to make a change in control of the Board of Directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the Board, as described herein, it may take as many as three annual meetings for a controlling block of Bancorp's stockholders to obtain complete control of the Board, and thereby of Bancorp's management.

     This provision may tend to perpetuate present management because of the additional time required to change control of the Board. Because the provision will increase the amount of time required for a takeover bidder to obtain control of Bancorp without
<PAGE 56> the cooperation of the Board even if the takeover bidder were to acquire a majority of Bancorp's outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that Bancorp's shareholders may believe would be in their best interests. The classified Board provision will apply to all elections of directors and, accordingly, it will make it more difficult for Bancorp's shareholders to change the composition of the Board if the shareholders believe such a change would be desirable, even in the absence of any third party's acquisition of voting control of Bancorp. This is especially true in light of the denial of cumulative voting described below.

     The Bank's By-Laws provide for a "classified" board of directors divided into three classes as nearly equal in number as possible, with three year terms for directors.

     3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all such votes for a single nominee or distribute them among the nominees to be voted for as such shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation's articles of incorporation provide otherwise.

     The Board of Directors specifically prohibited cumulative voting in Bancorp's Articles of Incorporation because it believes that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of Bancorp for the benefit of shareholders generally. In addition, the absence of cumulative voting will also tend to deter "greenmail," in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase such shareholder's shares at a significant premium over the market value of such stock to prevent such shareholder from obtaining or attempting to obtain a seat on the Board of Directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year.

     The absence of cumulative voting, coupled with a classified Board of Directors, may also deter a proxy contest designed to win representation on the Board of Directors or remove management because a group or entity owning less than a majority of the voting stock of Bancorp may be unable to elect a single director.
Although this may tend to make removal of incumbent management more difficult, the Board of Directors believes deterring proxy contests will avoid the significant cost, in terms of money and management's time, in opposing such actions.
  <PAGE 57>
     The Bank's charter provides that stockholders of the Bank are not entitled to cumulative voting in the election of directors.

     4. Preferred Stock. The Articles of Incorporation of Bancorp authorize the issuance of up to 500,000 shares of preferred stock and empower the Board of Directors to issue such shares as a class or in one or more series, with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by the Board of Directors, without shareholder approval.

     Except as may be contemplated under or in connection with the Bancorp Rights Plan (see "Description of Bancorp's Capital Stock -- Shareholder Rights Plan"), Bancorp has no agreements, commitments or plans for the sale or other use of the shares of preferred stock. The Board of Directors believes that creation of a class of preferred stock will provide flexibility in enabling Bancorp to respond promptly should opportunities arise involving the raising of capital, acquisitions, stock distributions, and other proper corporate purposes.

     Although Bancorp's Board of Directors presently intends to use the preferred stock for the purposes set forth above, if there is a merger, proposal, tender offer or other attempt to gain control of Bancorp that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede completion of the proposed transaction, thus tending to perpetuate incumbent management. Therefore, a possible effect of the provision would be to deter a future takeover attempt that the Board of Directors considers contrary to the best interests of all shareholders, but which some, or even a majority, of the shareholders might deem to be in their best interests.

     The Bank's charter contains a similar provision authorizing the issuance of up to 500,000 shares of preferred stock with such rights and terms as may be set by the Board of Directors of the Bank.

     5. Shareholder Rights Plan. Bancorp intends to adopt, prior to completion of the Reorganization, the Bancorp Rights Plan, which Bancorp's Board of Directors expects will have substantially the same terms as the Bank Rights Plan. See "Description of Bancorp's Capital Stock --Shareholder Rights Plan."

     6. Nominations for Directors. Bancorp's By-Laws require that nominations for the election of directors made by shareholders of Bancorp (as opposed to those made by the Board of Directors) must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days nor more than 120 days prior to the meeting of shareholders at which directors are to be elected; provided, however, that if less than 21 days notice of such meeting is given to the shareholders, such notice shall be delivered within seven days after such notice has been mailed. Such notice must set
<PAGE 58> forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the number of shares of Bancorp stock that are owned by such nominee and the length of time such nominee has been a shareholder of Bancorp. Nominations not made in accordance with the foregoing procedure will be disregarded.

     The Board of Directors of Bancorp believes that this procedure will assure that shareholders of Bancorp will have an adequate opportunity to consider the qualifications of all nominees for directors and permit the shareholders' meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations other than those made by the Board of Directors.

     The Bank's By-Laws provide that nominations for the election of directors made by shareholders must be delivered in writing to the Secretary of the Bank at least five days prior to the date of the annual meeting.

     7. Mergers, Sale of Assets, Liquidation Approval. The Articles of Incorporation of Bancorp, provide that any merger, consolidation, sale of assets or similar transaction involving Bancorp and any other person who is, at that time, a 5% beneficial shareholder of Bancorp, requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66-2/3% of the members of the Board of Directors, in which case approval by the affirmative vote of a majority of the votes cast by the holders of the outstanding voting stock of Bancorp at a meeting at which a quorum was present would be required. The Articles of Incorporation also provide that liquidation or dissolution of Bancorp requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by 66-2/3% of the members of the Board of Directors.

     Under Pennsylvania law, unless a corporation's Articles of Incorporation provide otherwise, the affirmative vote of the majority of votes cast at a meeting at which quorum is present is ordinarily sufficient to approve mergers, consolidations and most other business combinations. Although Bancorp's Articles of Incorporation require a person or group that acquires 25% or more of the combined voting power of Bancorp's outstanding voting stock to offer to purchase all remaining shares of voting stock, for cash, at the highest price paid by such person or group (see "-- Mandatory Tender Offer by 25% Shareholder"), this may not provide sufficient protection to Bancorp's shareholders. The Board of Directors believes that the price paid by such a person or group in open market purchases for Bancorp's stock may be less than the intrinsic value of the stock. If a tender offeror believes Bancorp's stock is undervalued in the market, such offeror would not be deterred by such provision and, in a merger or other business combination, the offeror might be willing to pay the remaining shareholders an amount not less than the highest amount
<PAGE 59> paid by the offeror for shares.  Furthermore, the effects on the employees, customers and communities served by Bancorp might not be considered by the tender offeror when merging Bancorp into an entity controlled by such offeror as the second part of a two-step acquisition.

     By requiring approval of a merger or similar transaction with a 5% beneficial stockholder of Bancorp by the affirmative vote of stockholders holding 80% or more of Bancorp's combined voting power if the transaction is not approved in advance by 66-2/3% of the members of the Board of Directors, it will be extremely difficult for a group or person owning a substantial block of Bancorp's stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to Bancorp's Board of Directors. Accordingly, the Board of Directors will be able to protect the interests of the remaining stockholders as well as Bancorp's employees, customers and the communities that Bancorp serves. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of Bancorp's capital stock.

     The 80% approval requirement, applicable when 66-2/3% of the members of the Board of Directors have not approved the transaction in advance, could result in Bancorp's Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.

     Because this provision would tend to discourage certain nonnegotiated takeover bids and would encourage other takeover bidders to negotiate with Bancorp's Board, it would also tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Bancorp's stock although any resulting acquisition of Bancorp may be more difficult and more expensive. Because of any increased expenses and the tendency of this provision to discourage competitive bidders, the price offered to Bancorp stockholders may be lower than if this provision were not present in Bancorp's Articles of Incorporation.

     The Bank's Charter contains similar super-majority provisions.

     8. Qualifications for Directors. Bancorp's Articles of Incorporation provide that, unless waived by the Board of Directors, a person must be a shareholder of Bancorp or the Bank for at least three years before he or she can be elected to the Board of Directors. This provision is designed to discourage non-stockholders who are interested in buying a controlling interest in Bancorp for the purpose of having themselves elected to the Board, by requiring them to wait at least three years before standing for election. Bancorp's By-Laws also provide that, unless waived by a
<PAGE 60> majority of the Board of Directors of Bancorp, officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of Bancorp's outstanding voting stock cannot constitute a majority of the members of Bancorp's Board of Directors. The effect of this provision is to prevent a corporation or other entity that has acquired 66-2/3% or more of Bancorp's voting stock from electing a Board of Directors of Bancorp in which its representatives constitute a majority of the directors.

     The only qualifications for directors under the Bank's charter and By-Laws are that (i) a director must at all times own at least 1,500 shares of the Bank's common stock, (ii) no director can be related by blood or marriage to any other director without the consent of two-thirds of the entire board of directors, and
(iii) no newly elected director can serve in that capacity nor can he or she attend any Board meeting until his or her election has been approved by the OTS if required by Federal regulations.

     9. Mandatory Tender Offer by 25% Shareholder. Bancorp's Articles of Incorporation require any person or entity that acquires Bancorp's common stock and preferred stock, with combined voting power of 25% or more, to offer to purchase, for cash, all shares of Bancorp's voting stock at a price equal to the highest price paid, within the preceding twelve months, by such person or entity for shares of the respective class or series of Bancorp's voting stock. In the event such person or entity did not purchase any shares of a particular class or series of Bancorp's voting stock within the preceding twelve months, the price per share for such class or series of Bancorp's voting stock would be the fair market value of such class or series of Bancorp's voting stock as of the date on which such person acquires 25% or more of the combined voting power of Bancorp's stock. The provisions would not apply if 80% or more of the members of the Board of Directors approved in advance an acquisition of Bancorp's stock with combined voting power of 25% or more.

     The Board of Directors believes that any person or entity who acquires control of Bancorp in a nonnegotiated manner should be required to offer to purchase all shares of Bancorp's voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position. Under Federal law, a person or entity is deemed to have acquired "control" of a bank or bank holding company when such person or entity owns 25% or more of the voting stock of such bank or bank holding company.

     A number of companies have been the subject of tender offers for, or other acquisitions of, 25% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company
<PAGE 61> and has paid in a potentially less desirable form, often securities of the purchaser that do not have an established trading market at the time of issuance, in the merger. Federal securities laws and regulations applicable to mergers govern the disclosure required to be made to minority shareholders in order to consummate such a transaction but do not assure shareholders that the consideration which shareholders will receive for their shares will be fair from a financial standpoint to them or that they can effectively prevent consummation of the merger. Moreover, the statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the "fair value" of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger.

     This provision in Bancorp's Articles of Incorporation is intended to partially meet such gaps in the federal and state laws, and to prevent certain of what the Board perceives to be potential inequities of business combinations that involve two or more steps. It is designed to protect shareholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration is paid to such shareholders in a merger as was paid to shareholders in the initial step of the acquisition. In the absence of this provision, a purchaser who acquired control of Bancorp subsequently could cause, by reason of such control, a merger of Bancorp in which minority stockholders would receive a price for their shares which would not reflect any premium the purchaser may have paid in order to acquire its controlling interest. This price also might be paid in a potentially less desirable form (e.g., securities of the purchaser instead of cash).

     In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares and/or structure the transaction differently than might be the case without the provision. Accordingly, the Board of Directors believes that, to the extent a merger were involved as part of a plan to acquire control of Bancorp, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with Bancorp. Bancorp's Board of Directors believes it is in a better position than the individual shareholders of Bancorp to negotiate effectively on behalf of all shareholders and that the Board of Directors is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of Bancorp. Accordingly, the Board of Directors is of the view that negotiations between it and a would-be purchaser would increase the likelihood that shareholders, as a whole, would receive a higher average price for their shares.

     The provision would tend to discourage any purchaser whose objective is to seek control of Bancorp at a relatively low price by offering a lesser value for shares in a subsequent merger than
<PAGE 62> it paid for shares acquired in a tender or exchange offer undertaken to gain control over a portion of Bancorp's voting stock. Under the provision, the purchaser would be required to pay the same price in cash for any remaining shares of voting stock not tendered or exchanged initially. The provision also should discourage the accumulation of large blocks of shares of Bancorp's voting stock, which the Board of Directors believes to be disruptive to the stability of Bancorp's vitally important relationships with its employees, customers and communities which it serves, and which could precipitate a change of control of Bancorp on terms unfavorable to the other shareholders.

     Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than otherwise would be the case. The provision may discourage any purchases of less than all of the outstanding shares of Bancorp's voting stock and may thereby deprive holders of Bancorp's stock of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of Bancorp. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions would increase the price which would be required to be paid in any merger not approved by 80% or more of the members of Bancorp's Board of Directors. The provision, may therefore decrease the likelihood that a tender offer will be made for less than all of Bancorp's voting stock and, as a result, may adversely affect those stockholders who would desire to participate in such a tender offer.

     The Bank's Charter and By-Laws do not contain any similar provision.

     10. Prohibition of Shareholders' Action Without a Meeting and of Shareholders' Right To Call a Special Meeting. Bancorp's Articles of Incorporation prohibit shareholder action without a meeting and prohibit shareholders from calling a special meeting. The prohibition of the use of a written consent procedure will require prior notice, a shareholders' meeting and a vote of shareholders for Bancorp's shareholders to take any action.
Special meetings of shareholders can only be called by the Board of Directors. Therefore, without the cooperation of the Board, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.

     These provisions are intended to provide Bancorp's Board of Directors and nonconsenting shareholders of Bancorp with the opportunity to review any proposed action, express their views and take any necessary action to protect the interests of such shareholders and Bancorp before the action is taken, and to avoid
<PAGE 63> the costs to Bancorp of holding multiple shareholder meetings each year to consider proposals of shareholders. They will preclude a takeover bidder who acquires a majority of Bancorp's outstanding stock from completing a merger or other business combination of Bancorp without granting Bancorp and its remaining shareholders an opportunity to make their views known and vote at an annual shareholders' meeting. The delay caused by the necessity for an annual shareholders' meeting would allow management to take preventive actions, even if such actions are not believed by shareholders to be in their best interests.

     The Bank's By-Laws provide that (i) stockholder action may be taken without a meeting if a consent to such action is signed by all of the stockholders of the Bank entitled to vote and (ii) special stockholders' meetings may be called by the holders of 10% or more of the outstanding shares of Bank common stock.

     11. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the Articles of Incorporation of a Pennsylvania business corporation (such as Bancorp) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, except as otherwise provided by such corporation's Articles of Incorporation. Bancorp's Articles of Incorporation provide that the various provisions thereof requiring 80% stockholder approval and the provisions (i) establishing a classified Board of Directors, (ii) eliminating cumulative voting for directors,
(iii) prohibiting acquisition or voting of more than 10% of the Company's voting stock, (iv) prohibiting shareholder action without a meeting, (v) prohibiting shareholders from calling special meetings, (vi) requiring purchase of remaining stockholders' stock by a 25% stockholder, and (vii) stating that no shareholder shall have preemptive rights, can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes which shareholders are entitled to cast, or by an affirmative vote of 80% of the Directors and of shareholders entitled to cast at least a majority of all votes which shareholders are entitled to cast. On other matters, the Articles of Incorporation of Bancorp can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.

     Amendments to the Bank's Charter require the approval of the holders of shares representing a majority of all votes entitled to be cast by the stockholders of the Bank (except for an amendment to the provisions of the Charter requiring supermajority approval of
(i) certain mergers and other fundamental transactions and
(ii) Charter amendments, which require supermajority approval), and are subject to approval by the OTS.

     12. Amendment of By-Laws. Generally, Bancorp's Articles of Incorporation vest authority to make and amend the By-Laws in the Board of Directors, acting by a vote of a majority of the entire Board. In addition, except as described below, shareholders may
<PAGE 64> amend the By-laws by an affirmative vote of 66-2/3% of the outstanding voting stock of Bancorp. However, the provision of the By-Laws concerning directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by the two-thirds vote of the entire Board of Directors or 80% of all votes of shareholders entitled to be cast.

     This provision is intended to provide for additional continuity and stability in the policies and governance of Bancorp so as to enable management to carry out its long range plans for the company. The provision is also intended to discourage certain nonnegotiated efforts to acquire Bancorp, since a greater percentage of Bancorp's outstanding voting stock will be needed before effective control over its affairs could be exercised. The Board of Directors will have relatively greater control over the By-Laws of Bancorp than the shareholders because, except with respect to the director liability and indemnification provisions, the Board could adopt, alter, amend or repeal the By-Laws upon a majority vote by the directors.

     The Bank's By-Laws can be amended by a majority of the full board of directors or by a majority of the votes cast at a meeting of the Bank's stockholders, subject to approval by the OTS.

     13. Pennsylvania Fiduciary Duty Provisions. The Pennsylvania Business Corporation Law provides that (a) the Board of Directors can consider, in determining whether a certain action is in the best interests of the corporation, (1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation, (3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (4) all other pertinent factors; (b) the Board of Directors need not consider the interests of any particular group as dominant or controlling;
(c) directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (e) the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. <PAGE 65>

     The Pennsylvania Business Corporation Law explicitly provides that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan or (b) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of Bancorp's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     14. Regulatory Restraints. Because Bancorp will be a savings and loan holding company under the HOLA, any other company attempting to acquire control of Bancorp must obtain prior approval of such acquisition from the OTS. In deciding whether to grant approval, the OTS considers information relevant to the proposed transaction, including the capital adequacy of the bidder, the anticompetitive effects of the transaction and management depth. Also, an individual or group of individuals attempting to acquire control of Bancorp would be required to make prior disclosure and be subject to possible denial of the right to acquire such control under OTS regulations.

     15. Employment Agreements. The Bank is a party to an employment agreement with Judith Hoffman. Such agreement includes provisions which would generally provide severance payments in the event of termination of employment or resignation following, among other things, demotion, reduction in base salary, exclusion from benefit plans or certain transfers, in each case following certain changes in control of the Bank. See "Matter No. 1: Election of Directors--Employment Agreement."

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE BANK
             WITH RIGHTS OF SHAREHOLDERS OF BANCORP

     Set forth below is a table comparing the rights of holders of common stock of the Bank with the rights of holders of common stock of Bancorp. This table is qualified in its entirety by the more detailed information appearing elsewhere herein, by the text itself of Bancorp's Articles of Incorporation and By-Laws attached as Exhibits "B" and "C" hereto, respectively.

                       The Bank              Bancorp
Preemptive rights      None                  None

Issuance of addition-  Issuance of shares    Issuance of shares
al shares of common    could be approved     could be approved
stock                  by simple majority    by simple majority vote
                       vote of Board         of Board

Cumulative voting      None                  None

Number of Directors    7 to 15 in number,    7 to 25 in number,
                       as determined by      as determined by the
                       the Board of          Board of Directors
                       Directors, except
                       when a greater
                       number is approved
                       by the OTS

Voting: Election of    Classified Board      Classified Board
Directors              (only 1/3 of          (only 1/3 of directors
                       directors elected     elected each year)
                       each year)

Voting:  Other         One vote for each     One vote for each share
Matters                share owned of        owned of record (shares
                       record                of record held by any
                                             person in excess of 10%
                                             of the outstanding shares
                                             cannot be voted)

Stockholder Action:    80% vote required     80% vote required unless
Liquidation or         unless transaction    transaction approved in
Dissolution            is approved in        advance by two-thirds of
                       advance by two-       directors; then it is
                       thirds of directors;  majority of the votes
                       then it is majority   cast
                       of outstanding
                       shares
  <PAGE 67>
Stockholder Action:    If substantially      If substantially all the
Sale of Assets (not    all assets are sold,  assets are sold,
in connection with     affirmative vote of   outstanding shares,
liquidation)           a majority of out-    affirmative vote of a
                       standing shares,      majority of the votes
                       but vote of 80%       cast, but vote of 80% of
                       of outstanding        outstanding shares
                       shares is required    required in certain
                       in certain circum-    circumstances*
                       stances*

Stockholder Action:    Affirmative vote      Affirmative vote of
Increase or reduction  of majority of        majority of the votes
in authorized          outstanding shares    cast
common or preferred
stock

Stockholder Action:    Affirmative vote      Affirmative vote of
Amendment of           of majority of        majority of the votes
Articles               outstanding shares,   cast, except certain
                       except certain        amendments require vote
                       amendments require    of 80% of outstanding
                       vote of 80% of        shares
                       outstanding shares

Amendment of By-Laws   Affirmative vote      Affirmative vote of
                       of majority of        majority of directors,
                       directors, subject    or by affirmative vote
                       to stockholder        of shareholders owning
                       amendment by          66-2/3% of outstanding
                       majority vote of      stock, except requires
                       outstanding shares    two-thirds of directors
                                             or vote of 80% of
                                             outstanding shares if
                                             amendment lessens
                                             indemnification or
                                             increases directors'
                                             exposure to liability

Stockholder Action:    Yes; must be          None
Action by Written      unanimous
Consent

Dissenters' Rights     Yes; except that      Yes; except that if
                       dissenters' rights    Bancorp's shares are
                       will not apply if     listed on a national
                       Bank's stock is       securities exchange
                       listed on a national  or held of record by
                       securities exchange   more than 2,000
                       or quoted on NASDAQ   shareholders, dissenters'
                       on the date of the    rights will apply only
                       meeting at which      in certain limited
                       the transaction was   circumstances, as
                       submitted to stock-   provided by law.  <PAGE 68>
                       holders' vote and,
                       upon consummation of
                       such transaction,
                       stockholders will
                       receive only cash
                       or shares of stock
                       of a corporation
                       listed on a national
                       securities exchange
                       or quoted on NASDAQ
                       on the effective date
                       of such transaction

Dividends              Pro-rata if and       Pro-rata if and when
                       when declared by      declared by the Board
                       the Board from        from legally available
                       legally available     funds
                       funds

Stockholder Action:    Affirmative vote      Affirmative vote of a
Merger or consoli-     of 66-2/3% of out-    majority of votes cast,
dation                 standing shares,      except that vote of 80%
                       except that vote of   of outstanding shares is
                       80% of outstanding    required in certain
                       shares is required    circumstances*; no
                       in certain circum-    shareholder approval is
                       stances*              required for a merger in
                                             which (a) a Pennsylvania
                                             corporation with Articles
                                             of Incorporation
                                             identical to Bancorp's is
                                             the survivor, (b) each
                                             share of Bancorp stock is
                                             to continue or be
                                             converted into an
                                             identical share of the
                                             survivor, and (c) Bancorp
                                             shareholders hold a
                                             majority of the
                                             outstanding voting shares
                                             of the survivor

Stockholder Action:    Affirmative vote      Affirmative vote of
All other action       of majority of        majority of shares voting
                       shares voting at      at a meeting at which a
                       a meeting at which    quorum (50% of out-
                       a quorum (50% of      standing shares plus one
                       outstanding shares    share) is present
                       plus one share)
                       is present
  <PAGE 69>
Right of Stock-        Meeting may be        Shareholders do not
holders to Call        called by holders     have the right to call
Stockholders'          of 10% of the         a special shareholders'
Meeting                outstanding stock     meeting

Stockholder            Yes                   Only derivative action
Derivative or Non-                           is permitted, and
Derivative Action                            a director is not
Against Director                             personally liable for
for Director                                 monetary damages unless
Misconduct                                   the act or omission
                                             constitutes recklessness,
                                             self-dealing or willful
                                             misconduct

Indemnification        Yes; if final         Yes; except that a
of directors,          judgment on the       director cannot be
officers, and          merits in favor of    indemnified if his act
employees              an officer, director  or omission constitutes
                       or employee or if     recklessness or willful
                       majority of dis-      misconduct
                       interested directors
                       determines he was
                       acting in good faith
                       within scope of his
                       employment and for a
                       purpose he reasonably
                       believed was in the
                       best interests of the
                       Bank or its stockholders

Mandatory Tender       None                  Yes - A shareholder
Offer by 25%                                 owning shares with 25% or
Stockholder                                  more of the voting power
                                             of Bancorp is required to
                                             offer to purchase all
                                             shares of stock owned by
                                             other shareholders

Shareholder            Yes -- Under certain  Yes - Identical to the
Rights Plan            circumstances,        plan of the Bank
                       Rights will entitle
                       holders to purchase
                       either Bank common
                       stock or stock of
                       potential acquiror
                       at a substantially
                       reduced price

Right of Stockholders  Nominations must be   Nominations must be filed
to nominate Directors  filed with Bank's     with Bancorp's Secretary
for election at        Secretary at least    at least 90 but not more
Annual Meeting of      five days before      than 120 days before
Stockholders           meeting               meeting; nomination must
<PAGE 70>
                                             include, among other
                                             things, name, age,
                                             address, occupation and
                                             certain share ownership
                                             information regarding
                                             nominee

Right of Stockholders  Any matter raised at  Proposal must be filed by
to bring matters       meeting may be        Stockholder in writing
before Annual          discussed and         with Bancorp's Secretary
Meeting of Stock-      considered at such    at least 90 but not more
holders                meeting; actual vote  150 days before meeting;
                       on matter requires    but if less than 21 days'
                       proposal to have      notice of meeting is
                       been filed by Stock-  given, proposal must be
                       holder in writing     so filed within seven
                       with Bank's Secre-    days after notice of
                       tary at least five    meeting is mailed
                       days before meeting



_____________________

*For information relating to the conditions under which the affirmative vote of 80% of the outstanding voting power of Bancorp is required, see "Description Of Bancorp's Capital Stock--Certain
Restrictions on Acquisition of Bancorp" herein.

                  MARKET FOR BANK COMMON STOCK

     There is no active public trading market for the Bank's common stock. As of the record date for the Meeting, the Bank has 155 holders of record for its common stock. This relatively small number of shareholders tends to impair the liquidity of and market for the Bank's common stock. On May 13, 1998, the last date on which a reported sale occurred, the closing price for the Bank's common stock was $13.00.

     As of June 30, 1998, there were options outstanding to purchase 7,265 shares of the Bank common stock. Upon consummation of the Reorganization, such options will be converted into options to acquire the identical number of shares of Bancorp common stock. For a description of the dividends paid on the Bank common stock and expected to be paid on Bancorp common stock, as well as the restrictions on such dividends, see "Description of Bancorp's Capital Stock -- Common Stock -- Dividends."

     Legg Mason Wood Walker, Incorporated makes a market in the Bank's common stock. The Bank serves as transfer agent and registrar for the Bank's common stock.

                          MATTER NO. 3
       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Bank has appointed Patton and Lettich as independent auditors of the Bank for the year ending June 30, 1999, and has further directed that the selection of such auditors be submitted for ratification by the stockholders at the Meeting.

     Patton and Lettich served as independent auditors of the Bank for the fiscal year ended June 30, 1998. Services provided to the Bank by Patton and Lettich during fiscal year 1998 included examination of the consolidated financial statements, review of unaudited quarterly financial information and consultation in connection with special projects, as well as audit-related and tax matters.

     A representative of Patton and Lettich will attend the Meeting, will be extended and opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Meeting, assuming a quorum is present, is required for such ratification. Abstentions and broker nonvotes, although counted for the purpose of determining whether a quorum is present at the Meeting, will not constitute or be counted as "votes" cast, so they will have no effect on the approval of Matter No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PATTON AND LETTICH AS
INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 30, 1999.

                          MATTER NO. 4
                   THE AUTHORIZATION PROPOSAL

     The Board seeks the authorization of the Bank's shareholders to direct the vote of the proxies if any matters properly come before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Meeting to constitute a quorum or approve the Agreement. As to all such matters, the Board intends to direct the voting of such shares in the manner determined by the Board of Directors in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of the Bank and its shareholders, taken as a whole. As of the date of this Proxy Statement/Prospectus, the Bank's Board of Directors is not aware of any other business that may properly come before the Meeting.

     If it is necessary to adjourn the Meeting for 30 days or more, notice of the time and place of the adjourned Meeting will be given in the same manner as the original meeting. No notice of the time
<PAGE 73> and place of the adjourned Meeting is required to be given to shareholders, however, if the Meeting is adjourned for less than 30 days, other than an announcement of such time and place at the Meeting. Only proxies marked "FOR" this proposal will be voted for adjournment, if such vote is necessary.

     The affirmative vote of the holders of a majority of the votes cast at the Meeting affirmatively or negatively by holders of outstanding shares of Bank common stock present and entitled to vote at the Meeting is required in order to approve and adopt the Authorization Proposal.

     THE BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" THE AUTHORIZATION PROPOSAL, AUTHORIZING ITS BOARD OF DIRECTORS TO DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SUCH MEETING, INCLUDING WITHOUT LIMITATION, A MOTION TO ADJOURN SUCH MEETING.

                         LEGAL OPINIONS

     The legality of shares of Bancorp's common stock to be issued in exchange for shares of the Bank's common stock pursuant to the Reorganization, certain federal income tax matters and certain other legal matters in connection with the Reorganization are being passed upon by the law firm of Stevens & Lee, P.C., Reading, Pennsylvania, counsel to Bancorp and the Bank.

                      FINANCIAL INFORMATION

     No financial statement disclosure is included herein because, in accordance with the rules of the Securities and Exchange Commission, (i) the only parties to the Reorganization (other than the Bank) are Bancorp and its wholly owned subsidiary, Interim Bank, neither of which has any significant assets or liabilities,
(ii) Bancorp's only substantial asset if the Reorganization is effected will be its investment in the Bank, and (iii) the consolidated financial statements of Bancorp immediately after the Reorganization will be substantially identical to the financial statements of the Bank immediately before the Reorganization. A copy of the Bank's Annual Report for the year 1998 accompanies this Proxy Statement/Prospectus. The Bank's 1998 Annual Report contains audited financial statements of the Bank, including a statement of financial condition, a statement of income, statements of cash flows, and statements of stockholders' equity. Any present stockholder who did not receive an Annual Report, or who has misplaced his or her copy, will be furnished a copy, without charge, upon written request to the Secretary of the Bank at the address shown on the cover hereof.
  <PAGE 74>
                      AVAILABLE INFORMATION

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement which Bancorp has filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, in connection with the Reorganization described herein. The Registration Statement, including exhibits, may be inspected or copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, a copy of the Registration Statement, including exhibits, and other reports, proxy and information statements and other information filed with the SEC may be obtained through the SEC's Internet web site located at http://www.sec.gov.

     Neither the Bank nor Bancorp is, or upon completion of the Reorganization will be, subject to the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934.

     Under the Pennsylvania Business Corporation Law, Bancorp is required to furnish to its shareholders annual financial statements, including at least a balance sheet as of the end of each fiscal year and a statement of income and expenses for the fiscal year. Such financial statements will be audited and are required to be mailed to each shareholder entitled thereto within 120 days after the close of each fiscal year.

                      STOCKHOLDER PROPOSALS

     Any new business to be taken up at the Meeting shall be stated in writing and filed with the Secretary of the Bank on or prior to November 19, 1998, and all business so stated, proposed and filed shall be considered at the Meeting, but no other proposals shall be acted upon at the Meeting.

     Any stockholder of the Bank or Bancorp who desires to submit a proposal to be considered for inclusion in the Bank's or Bancorp's proxy materials relating to its respective 1999 annual meeting of stockholders must submit such proposal in writing, addressed to Liberty Savings Bank, F.S.B. at 21 South Centre Street, Pottsville, Pennsylvania 17901 (Attention: Secretary), on or before June __, 1999.

<PAGE 75>                 OTHER MATTERS

     Management knows of no business that may properly come before the Meeting other than those matters described above. Should any other matters arise, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              __________________________________
                              Judith I. Hoffman, Secretary

                                                  Exhibit A

              AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") dated as of September 4, 1998, is by and between LIBERTY SAVINGS BANK, F.S.B (the "Bank"), and LIBERTY CENTRE BANCORP, INC., a Pennsylvania corporation and wholly owned subsidiary of the Bank ("Holding Company"), and LIBERTY SAVINGS INTERIM FEDERAL SAVINGS BANK, a to-be-formed federal savings bank which will be chartered under the laws of the United States of America for the sole purpose of consummating the reorganization provided for herein ("Interim Bank").

                           BACKGROUND

          1. The Bank is a federal savings bank, the authorized capital stock of which consists of 3,000,000 shares of common stock, par value $1.00 per share ("Bank Common Stock"), of which at the date hereof 132,080 shares are issued and outstanding, and 500,000 shares of preferred stock of which, at the date hereof, no shares are issued or outstanding. The Holding Company is a recently formed Pennsylvania business corporation which is a first tier subsidiary of the Bank.

          2. The Board of Directors of the Bank has determined that it is in the best interests of the Bank and its stockholders for the Bank to be reorganized into a holding company form of ownership in accordance with the terms of this Plan.

          3. The reorganization provided for herein is to be accomplished through the following steps: (1) the formation of Interim Bank as an interim federal savings bank, all of the outstanding stock of which will be held by the Holding Company; and
(2) the merger of Interim Bank into the Bank, with the Bank being the resulting institution (the "Surviving Bank"). Pursuant to such merger, (i) all of the issued and outstanding shares of Bank Common Stock will be automatically exchanged, by operation of law, on a one-for-one basis for an equal number of issued and outstanding shares of the common stock of the Holding Company, no par value per share (the "Holding Company Stock"); (ii) all of the issued and outstanding Holding Company Stock held by the Bank will be cancelled; and (iii) all of the issued and outstanding shares of common stock of Interim Bank shall automatically, by operation of law, be exchanged for, and shall become, on a one-for-one basis, fully paid and non-assessable shares of Common Stock of the Surviving Bank.
  <PAGE A1>
                            AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the Bank, the Holding Company and Interim Bank, intending to be legally bound hereby, agree:

                            ARTICLE I
                             MERGER

          Subject to the terms and conditions of this Plan and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof): Interim Bank shall merge with and into the Bank; the separate existence of Interim Bank shall cease; and the Bank shall be the resulting institution (such transaction is referred to herein as the "Merger"). The name of the Surviving Bank shall be "Liberty Savings Bank, F.S.B." The Bank will have its home office at 21 South Centre Street, Pottsville, Pennsylvania 17901 and no branch offices.

                           ARTICLE II
                       CHARTER AND BYLAWS

          On and after the Effective Date, the Charter and Bylaws of the Bank, as in effect immediately prior to the Effective Date, shall be the Charter and Bylaws of the Surviving Bank, and may thereafter be amended in accordance with applicable law.

                           ARTICLE III
                 BOARD OF DIRECTORS AND OFFICERS

          3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the eight directors of the Bank duly elected and holding office immediately prior to the Effective Date, each of whom serves a term of three years. The names and residence addresses of the directors are:

Name
Residence AddressTerm
Expires
Herman J. Fenstermacher1036 Ridgeview Drive
Orwigsburg, PA 17961
1999Frank J. Grabowski100 Allen Lane
Port Carbon, PA 17965
2000Daniel C. Guers118 Lincoln Avenue
Orwigsburg, PA 17961
1999Judith I. Hoffman
PAGE A2

122 N. 18th Street
Pottsville, PA 17901
1998Michael R. Muncy1541 Howard Avenue
Pottsville, PA 17901
2000Menelaos P. PallesP.O. Box 860
Pottsville, PA 17901
1999Ronald R. Pellish140 South 24th Street
Pottsville, PA 17901
1998Robert W. Pugh, Jr.R.R.#5, Box 361
Pine Grove, PA 17963
2000
          3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of the Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

Name
TitleRobert W. Pugh, Jr.PresidentJudith I. Hoffman

Executive Vice President, Chief
Executive Officer and Corporate
Secretary
Herman J. FenstermacherTreasurerRonald R. Pellish
Assistant Treasurer
                           ARTICLE IV
                       EXCHANGE OF SHARES

          4.1 Stock of the Bank. Each share of the Bank Common Stock and related stock purchase rights issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, be exchanged for and become one newly issued share of Holding Company Stock and related stock purchase rights.

               (i) The Exchange. On the Effective Date, each stockholder holding an outstanding certificate or certificates which prior thereto represented shares of Bank Common Stock may surrender the same to the Bank, as exchange agent for all such stockholders (the "Exchange Agent"), and such stockholders shall be entitled upon such surrender to receive, in exchange therefor, certificates representing the number of shares of Holding Company Stock for which the shares of Bank Common Stock represented by the certificate or certificates so surrendered shall have been exchanged. Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented Bank Common Stock, shall be deemed for all corporate purposes (including the payment of dividends) to evidence ownership of the number of shares of Holding Company Stock for which the shares of Bank Common Stock (which were, prior to such Effective Date, represented thereby) shall have been so exchanged;
  <PAGE A3>
               (ii) Satisfaction of All Rights. All shares of Holding Company Stock for which shares of Bank Common Stock shall have been exchanged pursuant to this Article IV shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged shares; and

               (iii) Sole Rights, Etc. At the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding at the Effective Date shall cease to have any rights with respect to Bank Common Stock and their sole rights on and following the Effective Date shall be with respect to Holding Company Stock for which their shares of Bank Common Stock shall have been exchanged as a result of the Merger, or to perfect such alternative rights, if any, as they may have as dissenting stockholders.

          4.2 Holding Company Stock Owned by Bank. On the Effective Date, all previously outstanding shares of Holding Company Stock, which shares are owned by the Bank, shall be cancelled and shall not be deemed to be authorized, issued or outstanding for any purpose.

          4.3 Interim Bank Common Stock. On the Effective Date, the outstanding shares of common stock of Interim Bank owned by the Holding Company, as the sole stockholder of Interim Bank immediately prior to the Merger, shall automatically be exchanged, by operation of law, on a one-for-one basis for shares of fully paid, non-assessable Bank Common Stock and shall not be further exchanged for shares of the Holding Company Stock so that, from and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be owned and held by the Holding Company.

          4.4 Stock Option Plans. At the Effective Date, the Liberty Savings Bank, F.S.B. 1997 Employee Stock Option Plan and the Liberty Savings Bank, F.S.B. 1997 Stock Option Plan for Outside Directors (collectively referred to as the "Plans") shall each automatically, by operation of law, be continued and become the Plans of the Holding Company. At the Effective Date, each unexercised option under the Plans shall automatically become, by operation of law, an unexercised option to purchase under the respective Plan the same number of shares (adjusting thereafter where appropriate pursuant to the anti-dilution provisions of the Plan, if any) of Holding Company Stock in lieu of shares of Bank Common Stock on the same terms and conditions under the Plans (including but not limited to the same option exercise price), and the Holding Company shall assume all of the Bank's obligations with respect to the Plans.

          4.5 Shareholder Rights Plan. At the Effective Date, all rights to purchase, sell or receive the Bank's Series A Junior Participating Preferred Stock or the Bank Common Stock under the Rights Agreement between the Bank and ChaseMellon Shareholder Services, L.L.C. dated June 16, 1998, shall automatically, by
<PAGE A4> operation of law, be converted into and shall become an identical right to purchase, sell or receive the Holding Company's Series A Junior Participating Preferred Stock or the Holding Company Stock, respectively.

          4.6 Other Benefit Plans. At the Effective Date and except as otherwise provided in Section 4.4 hereof, all employee benefit plans of the Bank shall be and will remain employee benefit plans of the Bank as the Surviving Bank.

          4.7 Reservation or Issuance of Stock. At the Effective Date, the Board of Directors of the Holding Company shall be deemed to have reserved, or authorized the issuance of, as the case may be, an amount of shares of Holding Company Stock, and such shares shall automatically be so reserved or so authorized, as the case may be, in respect of the agreements, plans and programs within the foregoing Sections 4.4, 4.5 and 4.6 equal to the amount of shares of Bank Common Stock that the Bank had reserved or had authorized the issuance of, as the case may be, in respect of such agreements, plans and programs immediately prior to the Effective Date.

                            ARTICLE V
                  EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date on which articles of combination executed by the Bank and Interim Bank are filed with and endorsed by the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. Section 552.13(k), unless a later date as specified in such articles of combination (the "Effective Date"). The Merger shall not be effective unless and until (i) the Merger receives any necessary approval from the OTS pursuant to 12 CFR
Section 563.22(a) or (c), (ii) in the case the Merger requires a notification pursuant to 12 CFR Section 563.22(b), notification has been provided to the OTS, or (iii) in the case of Merger requires notice pursuant to 12 CFR Section 563.22(c), the notice has been filed, and the appropriate period of time has passed or the OTS has advised the parties that it will not disapprove the Merger.

                           ARTICLE VI
                      EFFECT OF THE MERGER

          6.1 Separate Existence. On the Effective Date, the separate existence of Interim Bank shall cease. As provided in 12 CFR Section 552.13(l), as of the Effective Date, all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Bank or Interim Bank, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the assets, property, obligations and liabilities of the Surviving Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and Interim Bank
<PAGE A5> immediately prior to the Effective Date.  The Surviving
Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and Interim Bank and the rights and obligations of the Bank and of Interim Bank shall remain unimpaired; and the Surviving Bank, upon the consummation of the Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

          6.2 Savings Accounts. All savings accounts of the Bank prior to consummation of the Merger shall, as of the Effective Date, continue to be savings accounts in the Surviving Bank without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms maturity, minimum required balances or withdrawal value.

          6.3 Liquidation Account. After the Effective Date, the Bank will continue to maintain the Bank's liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date.

                           ARTICLE VII
              TRANSACTIONS PRIOR TO EFFECTIVE DATE

          7.1 Stockholder Approvals. The execution and delivery of this Plan has been duly authorized and approved by the Board of Directors of the Bank, by the Board of Directors of the Holding Company and by the incorporators of Interim Bank. A certified copy of the resolutions giving such authorization and approval has been given by each party hereto to the others and said authorizations and approvals have not been altered, amended or revoked. To the extent required by applicable laws or regulations, an annual or special meeting of the stockholders of the Bank will be held for, inter alia, the purpose of adopting and approving this Plan. In addition, the Bank, as the sole stockholder of the Holding Company, will execute a written consent adopting and approving this Plan, if required by the laws of the Commonwealth of Pennsylvania. The Holding Company, as the sole stockholder of Interim Bank, will execute such written consents or take such other actions on behalf of Interim Bank as may be required for the adoption and approval of this Plan.

                          ARTICLE VIII
                      CONDITIONS PRECEDENT

          8.1 Conditions to Performance by the Holding Company and Interim Bank. The obligations of the Holding Company and Interim
Bank to effect the Merger hereunder shall be subject to the following conditions:

               (a) Stockholder Approval. To the extent required by applicable law, rules or regulations, the holders of a majority of the outstanding shares of Bank Common Stock shall, at a meeting of the stockholders of the Bank duly called for the purpose of
<PAGE A6> considering and acting upon this Plan, have voted in favor of the adoption and approval of this Plan;

               (b) Registration of Shares of Holding Company Stock. The shares of the Holding Company Stock to be issued to Bank stockholders in connection with the Merger shall have been duly registered for issuance with the Securities and Exchange Commission ("SEC") in accordance with the provisions of the Securities Act of 1933, as amended. Further, to the extent required, the Holding Company shall have complied with all applicable state securities or "Blue Sky" laws relating to the issuance of Holding Company Stock;

               (c) Government Approval. Any and all approvals from the OTS, the SEC and any other necessary or appropriate governmental agency required for the lawful consummation of the Merger and the issuance and delivery of the Holding Company Stock as contemplated by this Plan shall have been obtained;

               (d) Tax Matters. The tax opinion specified in paragraph (c) of Section 8.2, in form and substance satisfactory to the Holding Company, shall have been received; and

               (e) Consents of Third Parties. The Bank shall have obtained all such written consents from third parties as may be required to permit it to perform this Plan in accordance with its terms, except for such consents with regard to agreements and arrangements which are not in the aggregate material to the Bank.

          8.2 Conditions to Performance by the Bank. The obligations of the Bank to effect the Merger hereunder shall be subject to the following conditions:

               (a) Other Conditions. The conditions specified in paragraphs (a), (b) and (c) of Section 8.1 shall have been fulfilled;

               (b)  Approval of the Holding Company.  The Holding
Company, as the sole stockholder of Interim Bank, shall have duly approved of the adoption of this Plan;

               (c) Federal Tax Ruling or Opinion. The Bank shall have received an opinion from its counsel or tax advisors, in form and substance satisfactory to the Bank, that for federal income tax purposes:

                    (1)  The Merger will be treated for federal
income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986 ("Code"), and no gain or loss will be recognized by the Bank's stockholders on the constructive receipt of Holding Company Stock in exchange for their Bank Common Stock surrendered in the Merger;
  <PAGE A7>
                    (2) No gain or loss will be recognized by the Holding Company on the constructive receipt of Bank Common Stock in exchange for Interim Bank Common Stock surrendered in the Merger;

                    006 The tax basis of Holding Company Stock constructively received by Bank stockholders in the transaction will be the same as the basis of the Bank Common Stock surrendered in exchange therefor;

                    (4) The holding period of the Holding Company Stock received by Bank stockholders in the Merger will include the period during which they held their Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as a capital asset on the Effective Date; and

                    (5) The basis of the Bank Common Stock to be received by the Holding Company will be determined pursuant to Treasury Regulation 1.358-6(c)(2).

               (d) Consents of Third Parties. The Holding Company and Interim Bank shall have obtained all such written approvals, permits or consents from third parties as may be required to permit them to perform this Plan in accordance with its terms, except for such consents with regard to agreements and arrangements which are not in the aggregate material to the Holding Company or Interim Bank.

                           ARTICLE IX
                           TERMINATION

          9.1 Termination. This Plan may be terminated (i) at the election of the Holding Company and Interim Bank, if any one or more of the conditions to the obligations of either herein shall not have been fulfilled and shall have become incapable of fulfillment, or (ii) at the election of the Bank, if any one or more of the conditions to its obligations herein shall not have been fulfilled and shall have become incapable of fulfillment.
This Plan may also be terminated at any time prior to the Effective Date by mutual consent of the respective parties hereto.

          \DM No Further Liability. In the event of the termination of this Plan pursuant to any of the provisions contained in Section 9.1, each party shall pay all costs and expenses incurred by it in connection with this Plan and the transactions contemplated hereby, and no party shall have any further liability or obligation of any nature to any other party.
  <PAGE A8>
                            ARTICLE X
                            AMENDMENT

          Subject to applicable law, this Plan may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                           ARTICLE XI
                          MISCELLANEOUS

          11.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan.

          11.2 Notices. Any notice or other communication required or permitted under this Plan shall be given, and shall be effective, if and when delivered personally or mailed by certified or registered mail, postage prepaid, addressed as follows:

                    If to the Bank:

                    Chief Executive Officer
                    Liberty Savings Bank, F.S.B.
                    21 South Centre Street
                    Pottsville, PA  17901

                    If to the Holding Company:

                    Secretary
                    Liberty Centre Bancorp, Inc.
                    21 South Centre Street
                    Pottsville, PA  17901

                    If to Interim Bank:

                    Secretary
                    Liberty Savings Interim Federal Savings Bank
                    21 South Centre Street
                    Pottsville, PA  17901

          11.3 Execution by Interim Bank. The Bank and the Holding Company acknowledge that as of the date hereof, Interim Bank is in organization and has not received its charter from the OTS and therefore does not have the legal capacity to execute this Plan. The Holding Company agrees to cause Interim Bank to execute this Plan promptly following the issuance of Interim's charter by the OTS. The Bank and the Holding Company agree to be bound by this Plan prior to and following such execution by Interim Bank.
  <PAGE A9>
          11.4 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan.

          11.5 Counterparts. For the convenience of the parties hereto, this Plan may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          11.6 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the Bank, Holding Company and Interim Bank have caused this Agreement and Plan of Reorganization to be executed by their duly authorized officers on the date first written above.

                              LIBERTY SAVINGS BANK, F.S.B.

                              By/s/ Robert W. Pugh, Jr.
                                   Robert W. Pugh, Jr.
                                   President


                              LIBERTY SAVINGS INTERIM FEDERAL
                              SAVINGS BANK (In Formation)

                              By/s/ Robert W. Pugh, Jr.
                                   Robert W. Pugh, Jr.
                                   President

                              LIBERTY CENTRE BANCORP, INC., a
                              Pennsylvania corporation


                              By/s/ Robert W. Pugh, Jr.
                                   Robert W. Pugh, Jr.
                                   President  <PAGE A10>

                                                  Exhibit B

                    ARTICLES OF INCORPORATION
                               OF
                  LIBERTY CENTRE BANCORP, INC.


     FIRST.  The name of the Corporation is Liberty Centre Bancorp,
Inc.

     SECOND. The location and post office address of the Corporation's registered office in this Commonwealth is 21 South
Centre Street, Pottsville, Pennsylvania 17901.

     THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the "Pennsylvania Business Corporation Law").

     FOURTH.  The term of the Corporation's existence is perpetual.

     FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 3,500,000 shares, divided into two classes consisting of 3,000,000 shares of common stock without par value ("Common Stock") and 500,000 shares of preferred stock, having such par value as the board of directors shall fix and determine, as provided in Article SIXTH below ("Preferred Stock").

     SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be
<PAGE B1> increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

     SEVENTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

     EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than seven (7) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 1998; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 1999; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2000. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. Unless waived by the board of directors of the Corporation, in order to qualify for election as a director of the Corporation, a person must have been a shareholder of record of the Corporation or Liberty Savings Bank, F.S.B., Pottsville, Pennsylvania, for at least three (3) years. Shareholders of another corporation that merges with the Corporation, is acquired by, or acquires the Corporation, or enters into any similar transaction with the Corporation shall qualify for election as a director of the Corporation if such shareholder was a shareholder of record of the other corporation for at least three
(3) years. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be
<PAGE B2> removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

     NINTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

     TENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

          (a) any merger or consolidation of the Corporation with or into any other corporation;

          (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

          (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

          (d) any transaction similar to, or having similar effect as, any of the foregoing transactions,


if, in any case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, institution, person or entity is the beneficial owner (within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations thereunder), directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

     If any of the transactions identified above in this section is with a corporation, institution, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital
<PAGE B3> stock of the Corporation, issued, outstanding and
entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

     The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, if such other corporation, institution, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.

     The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

     The provisions of this Article TENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent
(66-2/3%) or more of the members of the board of directors of the Corporation, at a meeting duly called and held.

     ELEVENTH. Subsection 1. No Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of Article TENTH. The terms "Acquire," "Voting Control," "Group Acting in Concert," and "Person" as used in this Article ELEVENTH are defined in subsection 4 hereof.

          Subsection 2. If Voting Control of the Corporation is acquired, in violation of this Article ELEVENTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 4 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be "excess shares" for purposes of this Article ELEVENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then
<PAGE B4> entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action. Subsequent reductions in voting rights in accordance with the foregoing shall be effected as many times as necessary to carry out the purposes of this Article. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection 4 to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Tax-Qualified Employee Stock Benefit Plan.

          Subsection 3. The provisions of this Article ELEVENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast 80% or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article ELEVENTH) and such transaction was approved in advance by the board of directors of the Corporation.

          Subsection 4.  For purposes of this Article ELEVENTH:

               A. The term "Acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

               B. "Voting Control" means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding common stock of the Corporation; provided that
     (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation shall not constitute Voting Control, (ii) a Tax-Qualified Employee Stock Benefit Plan which holds more than 10 percent of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Tax-Qualified Employee Stock Benefit Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Tax-Qualified Employee Stock Benefit Plan, and/or their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Tax-Qualified Employee Stock Benefit Plan.
  <PAGE B5>
               C. "Group Acting in Concert" includes Persons seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a "Group Acting in Concert" shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership, (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a proxy solicitation or (iii) any member or all the members of the board of directors of the Corporation, and
     (iv) any Tax-Qualified Employee Stock Benefit Plan and the trustees, administrative committee members and employee beneficiaries thereof.

               C. The term "Person" includes an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

               D. The term "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Corporation or any subsidiary, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended.

          Subsection 5. This Article ELEVENTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation or by a holder of shares of capital stock of the Corporation with written consent of the board of directors of the Corporation; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article ELEVENTH.

     The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the Board, if and when such other Person has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

     TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by
<PAGE B6> proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

     THIRTEENTH. A special meeting of the shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors.

     FOURTEENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the By-Laws of the Corporation relating to limitations on directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

     FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the
<PAGE B7> acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. The provisions of this Article FIFTEENTH shall be in addition to and not in lieu of any rights granted under Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law and any amendment or restatement of such section ("Subchapter E"); provided, however, that if the provisions of this Article FIFTEENTH and Subchapter E are both applicable in any given instance, the price per share to be paid for shares of capital stock of the Corporation issued, outstanding and entitled to vote shall be the higher of the price per share determined in accordance with this Article FIFTEENTH or the price per share determined in accordance with the provisions of Subchapter E.

     SIXTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH and NINTH through SIXTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either
(a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or
(b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

     SEVENTEENTH: The name and post office address of the incorporator is:

          Name                     Address

          Amy B. Andrzjewski       STEVENS & LEE
                                   111 North Sixth Street
                                   P.O. Box 679
                                   Reading, PA  19603-0679

     IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation this 1st day of September, 1998.


                              /s/ Amy B. Andrzjewski
                              Amy B. Andrzjewski,
                              Incorporator  <PAGE B8>

                                                  Exhibit C


                             BYLAWS

                               OF

                  LIBERTY CENTRE BANCORP, INC.

                            ARTICLE I

                          SHAREHOLDERS

Section 1.01 - Annual Meeting -

     (a) General. The annual meeting of shareholders shall be held on such day each year as may be fixed from time to time by the board of directors, or, if no day be so fixed, on the fourth Thursday of October of each year; provided, however, that if such day falls upon a legal holiday, then on the next business day thereafter. If the annual meeting shall not have been called and held within six (6) months after the designated time, any shareholder may call the meeting at any time thereafter. At each annual meeting of shareholders, directors shall be elected, reports of the affairs of the corporation shall be considered, and such other business as may properly come before the meeting may be transacted.

     (b) Conduct of Meetings. At every meeting of the shareholders, the Chairman of the Board or, in his absence, the officer designated by the Chairman of the Board, or, in the absence of such designation, a chairman (who shall be one of the officers, if any is present) chosen by a majority of the members of the board of directors shall act as chairman of the meeting. The chairman of the meeting shall have any and all powers and authority necessary in the chairman's sole discretion to conduct an orderly meeting and preserve order and to determine any and all procedural matters, including imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of the shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the corporation or in his or her absence, an assistant secretary, shall act as Secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary or assistant secretary, the chairman of the meeting may appoint another person to act as Secretary of the meeting.
  <PAGE C1>
Section 1.02 - Special Meetings - Special meetings of the shareholders may be called only in accordance with the articles of incorporation of the corporation. Upon written request to the Chief Executive Officer or the Secretary, sent by registered mail or delivered to such officer in person, of any person or persons entitled to call a special meeting of the shareholders, it shall be the duty of the Secretary to fix the time of the meeting, which shall be held not more than sixty (60) days after the receipt of the request. If the Secretary neglects or refuses to fix the time of the meeting, the person or persons duly calling the meeting may do so.

Section 1.03 - Place of Meeting - All meetings of the shareholders shall be held at such place, within or outside the Commonwealth of Pennsylvania, as may be designated by the board of directors in the notice of meeting. In the absence of such designation, shareholders' meetings shall be held at the registered office of the corporation.

Section 1.04 - Notice of Meetings of Shareholders - Except as provided otherwise in these bylaws or required by law, written notice of every meeting of the shareholders shall be given by, or at the direction of, the Secretary or other authorized person, to each shareholder of record entitled to vote at the meeting at least ten (10) days prior to the day named for the meeting.

Section 1.05 - Contents - The notice of the meeting shall specify the place, day and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted. If the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws, there shall be included in, enclosed with, or accompanied by, the notice a copy of the proposed amendment or a summary of the changes to be made by the amendment.

Section 1.06 - Quorum -

     (a) Annual Meetings. An annual meeting of the shareholders duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on such matter. The shareholders present at a duly organized annual meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     (b) Special Meetings. A special meeting of the shareholders duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at
          <PAGE C2> least a majority of the votes that all
          shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on such matter. The shareholders present at a duly organized special meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 1.07 - Adjournments - If a meeting of the shareholders duly called cannot be organized because a quorum has not attended, the chairman of the meeting or a majority of shareholders present in person or by proxy and entitled to vote may adjourn the meeting to such time and place as they may determine.

At any meeting at which directors are to be elected and which has previously been adjourned for lack of a quorum, the shareholders present and entitled to vote, although less than a quorum as fixed herein, shall nevertheless constitute a quorum for the purpose of electing directors. In other cases, those shareholders entitled to vote who attend a meeting of the shareholders that has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of quorum, although less than a quorum as fixed herein, shall nonetheless constitute a quorum for the purpose of acting upon any matter stated in the notice of the meeting, provided the notice of meeting states that shareholders who attend such adjourned meeting shall nonetheless constitute a quorum for the purpose of acting upon the matter.

When a meeting of the shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at the adjourned meeting other than by announcement at the meeting at which the adjournment is taken, unless the board of directors fixes a new record date for the adjourned meeting or unless notice of the business to be transacted was required by the Pennsylvania Business Corporation Law of 1988, as it may be amended, to be stated in the original notice of the meeting and such notice had not been previously provided.

Section 1.08 - Action by Shareholders - Whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of the majority of the votes cast by the shareholders entitled to vote as a class on the matter, except when a different vote is required by law, or the articles of incorporation, or these bylaws.

Section 1.09 - Voting Rights of Shareholders - Unless otherwise provided in the articles of incorporation, every shareholder of the corporation shall be entitled to one vote for every share outstanding in the name of the shareholder on the books of the corporation. <PAGE C3>

Section 1.10 - Voting and Other Action by Proxy -

     (a) General. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for that shareholder by proxy. The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action in writing, by a proxy of a shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder.

          Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

     (b) Minimum Requirements. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the Secretary of the corporation. A telegram, telex, cablegram, datagram or similar transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

          (1)  may be treated as properly executed; and

          (2) shall be so treated if it sets forth a confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

     (c) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the corporation.
  <PAGE C4>
Section 1.11 - Voting by Fiduciaries and Pledgees - Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this section shall affect the validity of a proxy given to a pledgee or nominee.

Section 1.12 - Voting of Joint Holders of Shares -

     (a) General. Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

          (1) if only one or more of such persons is present in person or by proxy, all of the shares standing in the name of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

          (2) if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

     (b) Exception. If there has been filed with the Secretary of the corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 1.13 - Voting by Corporations - Any corporation that is a shareholder of this corporation may vote by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the Secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.
  <PAGE C5>
Section 1.14 - Determination of Record Date - The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this section. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

Section 1.15 - Voting List - The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

Section 1.16 - Judges of Election - In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. No person who is a candidate for office to be filled at the meeting shall act as a judge of election.

In the event any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with
<PAGE C6> the right to vote, count and tabulate all votes,
determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judge or judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

On request of the presiding officer of the meeting, or of any shareholder, the judge or judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 1.17 - No Consent of Shareholders in Lieu of Meeting - No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders to consent in writing to action without a meeting is specifically denied.

Section 1.18 - Agenda for Annual Meeting - Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the board of directors or by any shareholder entitled to vote for the election of directors. Matters proposed for the agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than ninety (90) days nor more than one hundred and fifty (150) days prior to any annual meeting of shareholders; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the board of directors shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the matter shall be disregarded.

  <PAGE C7>
                           ARTICLE II

                       BOARD OF DIRECTORS

Section 2.01 - General - Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors of the corporation.

Section 2.02 - Number, Qualifications, Selection and Term of
Office - The board of directors of the corporation shall consist of at least seven (7) and not more than twenty-five (25) directors, the exact number to be set from time to time by resolution of the board of directors. Each director shall be a natural person of full age. Unless waived by a majority of the directors, each director shall at all times be the beneficial owner of not less than 1,500 shares of capital stock of the corporation. No director assuming office for the first time after September 1, 1998 shall be related by blood or marriage to any other director without the consent of two-thirds of the entire board of directors. For the purposes of this section, "related by blood or marriage" shall be defined to include all members of the immediate family, all in-laws, all nieces, nephews, and first or second cousins of a director and or his or her spouse. Unless waived by a majority of the directors, a majority of the directors shall be persons who are not directors, officers, employees, agents or holders of record or beneficially of more than 5% of the voting securities, of any corporation or any other entity which holds of record or beneficially 66-2/3% or more of the issued and outstanding shares of any class of capital stock of the corporation. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

Section 2.03 - Nominations for Directors - Nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by a shareholder entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than ninety (90) days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of nominations which are proposed by the board of directors shall be given by the Chairman of the Board or any other appropriate officer. Each notice of nominations made by a shareholder shall set forth (i) the name, age, business
<PAGE C8> address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee. Upon receiving a notice of nomination made by a shareholder, the board of directors shall be entitled to request any other information relating to such nominee deemed relevant by the board. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.04 - Election - Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders. In elections for directors, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Section 2.05 - Vacancies -

     (a) Vacancies. Vacancies in the board of directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any director; (ii) if at any annual or special meeting the shareholders at which directors are to be elected, the shareholders fail to elect the full authorized number of directors to be voted for at that meeting; (iii) an increase in the number of directors by resolution of the board of directors; (iv) the removal of a director by the affirmative vote of shareholders of the corporation in accordance with the articles of incorporation of the corporation; or (v) the removal of a director by the board of directors or a court of competent jurisdiction in accordance with these bylaws or otherwise in accordance with law.

     (b) Filling Vacancies. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 2.06 - Removal and Resignation -

     \DM Removal by Shareholders. A director may be removed by shareholders only in accordance with the articles of incorporation of the corporation. <PAGE C9>

     (b) Removal by Action of the Directors. The board of directors may declare vacant the office of a director if that director: (i) has been judicially declared of unsound mind; (ii) has been convicted of an offense punishable by imprisonment for a term of more than one year; (iii) if within sixty (60) days after notice of his or her election, the director does not accept such office either in writing or by attending a meeting of the board of directors and fulfilling such other requirements of qualification as these bylaws or the articles of incorporation may provide; or (iv) is ineligible for any reason to serve as a director of the corporation's principal banking subsidiary.

     (c) Resignation. Any director may resign at any time from his or her position as a director upon written notice to the corporation. The resignation shall be effective upon its receipt by the corporation or at such later time as may be specified in the notice of resignation.

Section 2.07 - Regular Meetings - The board of directors of the corporation shall hold an annual meeting for the election of officers and the consideration of other proper business either as soon as practical after, and at the same place as, the annual meeting of shareholders of the corporation, or at such other day, hour and place as may be fixed by the board. The board of directors may designate by resolution the day, hour and place, within or outside the Commonwealth of Pennsylvania, of other regular meetings.

Section 2.08 - Special Meetings - Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer or the President of the corporation or a majority of the directors then in office. In calling the special meeting, such person or persons may fix the day, hour and place, within or outside the Commonwealth of Pennsylvania, of the meeting.

Section 2.09 - Notice of Meetings -

     (a) General. No notice of any annual or regular meeting of the board of directors of the corporation need be given. Written notice of each special meeting of the board of directors, specifying the place, day and hour of the meeting, shall be given to each director at least 24 hours before the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the board need be specified in the notice of the meeting.

     (b) Validation of Meeting Defectively Called or Noticed. The transactions of any meeting of the board of directors, however called and noticed or wherever held, are as valid as though taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before
          <PAGE C10> or after the meeting, each of the directors
          not present signs a waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.10 - Quorum and Action by Directors - A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business. The acts of a majority of directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except where a different vote is required by law, the articles of incorporation or these bylaws. Every director shall be entitled to one vote.

Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the corporation.

Section 2.11 - Presumption of Assent - A director of the corporation who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless that director files his or her written dissent to the action with the Secretary of the meeting before its adjournment or submits the dissent in writing to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that the minutes of a meeting incorrectly omitted that director's dissent if, promptly upon receipt of a copy of those minutes, the director notified the Secretary, in writing, of the asserted omission or inaccuracy.

Section 2.12 - Presiding Officer - All meetings of the board of directors of the corporation shall be called to order and presided over by the Chairman of the Board of Directors, or in the Chairman's absence, by the Chief Executive Officer of the corporation or, in the absence of the Chairman and the Chief Executive Officer, by a chairman of the meeting elected at such meeting by the board of directors. The Secretary of the corporation shall act as Secretary of the board of directors unless otherwise specified by the board of directors. In case the Secretary shall be absent from any meeting, the chairman of the meeting may appoint any person to act as secretary of the meeting.
  <PAGE C11>
Section 2.13 - Committees - The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees. Each committee is to consist of at least two (2) directors of the corporation. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for purposes of any written action of the committee.

A committee, to the extent provided in the resolution of the board of directors creating it, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority regarding: (i) the submission to shareholders of any action requiring the approval of shareholders under the Pennsylvania Business Corporation Law of 1988, as it may be amended, (ii) the creation or filling of vacancies in the board of directors, (iii) the adoption, amendment or repeal of these bylaws, (iv) the amendment, adoption or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board of directors, or (v) any action on matters committed by the bylaws or resolution of the board of directors to another committee of the board. Each committee of the board shall serve at the pleasure of the board.

Section 2.14 - Audit Committee - There shall be a standing committee of the board of directors to be known as the Audit Committee. The members of the Audit Committee shall consist exclusively of directors who are not officers or employees of the corporation or of any entity controlling, controlled by or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting stock of the corporation or of any such entity. The Audit Committee shall:
(i) make recommendations to the board of directors as to the independent accountants to be appointed by the board, (ii) review with the independent accountants the scope of their examination,
(iii) receive the reports of the independent accountants and meet with the representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) review the internal accounting and auditing procedures of the corporation, and (v) perform such other duties as may be assigned to it from time to time by the board of directors.

Section 2.15 - Personal Liability of Directors - To the fullest extent permitted by Pennsylvania law, a director of the corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit (i) the responsibility or liability of that director under any criminal statute, or (ii) the liability of a director for the payment of taxes according to local, state or
<PAGE C12> federal law.  Any repeal, modification or adoption of any provision inconsistent with this section shall be prospective only, and neither the repeal or modification of this bylaw nor the adoption of any provision inconsistent with this bylaw shall adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

Section 2.16 - Age Limitations - No person 70 years of age or older shall be eligible for election, reelection, appointment or reappointment to the board of directors of this corporation. No director shall serve as such beyond the annual meeting of the corporation immediately following the director becoming 70 years of age. This age limitation does not apply to an advisory director or director emeritus.

Section 2.17 - Director Emeritus - Any director of the corporation 70 years of age or older who has served continuously as a director of the corporation for 15 years or a director who has become incapacitated prior to attaining the age of 70, may be elected by the board to serve as a director emeritus if such director so consents. Any director so elected shall serve as director emeritus for life unless removed by the board. Directors emeritus shall not be considered directors or members of the board and shall have no authority to vote on any matter placed before the board for a vote. Election as a director emeritus shall not prevent such person's options, if any, to acquire the corporation's capital stock from expiring and terminating in accordance with their terms due to his or her resignation or retirement from the board of directors.

                           ARTICLE III

                            OFFICERS

Section 3.01 - Officers and Qualifications - The corporation shall have a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, and a Treasurer, each of whom shall be elected or appointed by the board of directors. The board may also elect one or more vice presidents, and such other officers and assistant officers as the board deems necessary or advisable. All officers shall be natural persons of full age. Any two or more offices may be held by the same person. It shall not be necessary for officers to be directors of the corporation. Officers of the corporation shall have such authority and perform such duties in the management of the corporation as is provided by or under these bylaws or in the absence of controlling provisions in these bylaws as is determined by or under resolutions or orders of the board of directors.

Section 3.02 - Election- Term and Vacancies - The officers and assistant officers of the corporation shall be elected by the board of directors at the annual meeting of the board or from time to time as the board shall determine, and each officer shall hold office for one (1) year and until his or her successor has been
<PAGE C13> duly elected and qualified or until that officer's earlier death, resignation or removal. A vacancy in any office occurring in any manner may be filled by the board of directors and, if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 3.03 - Subordinate Officers, Committees and Agents - The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 3.04 - Removal; Resignation and Bonding -

     (a) Removal. Any officer or agent of the corporation may be removed by the board of directors with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     (b) Resignation. Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon its receipt by the corporation or at such later time as may be specified in the notice of resignation.

     (c) Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

Section 3.05 - Chairman of the Board - The Chairman of the Board of Directors of the corporation, if one is elected, shall preside at all meetings of the shareholders and of the directors at which he or she is present, and shall have such authority and perform such other duties as the board of directors may from time to time designate.

Section 3.06 - President - The President shall perform the duties of Chief Executive Officer either when he has been chosen as Chief Executive Officer or when the Chief Executive Officer is absent or unable to perform the duties of his office. The President shall have such other powers and perform such other duties as from time to time as may be prescribed by him by the board of directors or prescribed by the bylaws.
  <PAGE C14>
Section 3.07 - Chief Executive Officer - The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the shareholders and of the board of directors at which he or she is present. Subject to the control of the board of directors of the corporation and, within the scope of their authority, any committees thereof, the Chief Executive Officer shall (a) have general and active management of all the business, property and affairs of the corporation, (b) see that all orders and resolutions of the board of directors and its committees are carried into effect, (c) appoint and remove subordinate officers and agents, other than those appointed or elected by the board of directors, as the business of the corporation may require, (d) have custody of the corporate seal, or entrust the same to the Secretary, (e) act as the duly authorized representative of the board in all matters, except where the board has formally designated some other person or group to act, (f) sign, execute and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation, and
(g) in general perform all the usual duties incident to the office of Chief Executive Officer and such other duties as may be assigned to such person by the board of directors.

Section 3.08 - Executive Vice Presidents and Vice Presidents - Each executive vice present and vice president, if any, shall perform such duties as may be assigned to him or her by the board of directors or the Chief Executive Officer. One executive vice president may be designated by the board of directors to perform the duties of the Chief Executive Officer.

Section 3.09 - Secretary - The Secretary shall (a) keep or cause to be kept the minutes of all meetings of the shareholders, the board of directors, and any committees of the board of directors in one or more books kept for that purpose, (b) have custody of the corporate records, stock books and stock ledgers of the corporation, (c) keep or cause to be kept a register of the address of each shareholder, which address has been furnished to the Secretary by the shareholder, (d) see that all notices are duly given in accordance with law, the articles of incorporation, and these bylaws, and (e) in general perform all the usual duties as may be assigned to him or her by the board of directors or the Chief Executive Officer.

Section 3.10 - Assistant Secretary - The Assistant Secretary, if any, or Assistant Secretaries if more than one, shall perform the duties of the Secretary in his or her absence and shall perform other duties as the board of directors, the Chief Executive Officer or the Secretary may from time to time designate.

Section 3.11 - Treasurer - The Treasurer shall have general supervision of the fiscal affairs of the corporation and shall be the Chief Financial Officer of the corporation. The Treasurer
<PAGE C15> shall, with the assistance of the Chief Executive
Officer and managerial staff of the corporation: (a) see that a full and accurate accounting of all financial transactions is made;
(b) invest and reinvest the capital funds of the corporation in such manner as may be directed by the board of directors, unless that function shall have been delegated to a nominee or agent;
(c) deposit or cause to be deposited in the name and to the credit of the corporation, in such depositories as the board of directors shall designate, all monies and other valuable effects of the corporation not otherwise employed; (d) prepare any financial reports that may be requested from time to time by the board of directors; (e) cooperate in the conduct of any annual audit of the corporation's financial records by certified public accountants duly appointed by the board of directors; and (f) in general perform all the usual duties incident to the office of treasurer and such other duties as may be assigned to him or her by the board of directors or the Chief Executive Officer.

Section 3.12 - Officer Salaries - Unless otherwise provided by the board of directors of the corporation, the salaries of each of the officers of the corporation shall be fixed from time to time by the board of directors. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

                           ARTICLE IV

                SHARE CERTIFICATES AND TRANSFERS

Section 4.01 - Share Certificates - Share certificates shall be in such form as shall be approved by the board of directors and shall state: (i) that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, (ii) the name of the person to whom issued, and (iii) the number and class of shares and the designation of the series, if any, that the share certificate represents.

The share register or transfer books and blank share certificates shall be kept by the Secretary or by any transfer agent or registrar designated by the board of directors for that purpose.

Section 4.02 - Issuance - The share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be signed on behalf of the corporation by the President or an executive vice president or vice president and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer; but where a certificate is signed by a transfer agent or a registrar, the signature of any corporate officer upon the certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer had not
<PAGE C16> ceased to be such at the date of its issue.  The
provisions of this section shall be subject to any inconsistent or contrary agreement at the time between the corporation and any transfer agent or registrar.

Section 4.03 - Transfer of Shares - Transfer of shares shall be made on the books of the corporation upon surrender of the certificates therefor, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with law.

Section 4.04 - Lost, Destroyed, Mutilated or Stolen Certificates - If the registered owner of a share certificate claims that the security has been lost, destroyed, mutilated or wrongfully taken, another may be issued in lieu thereof in a manner and upon such terms as the board of directors may authorize and shall be issued in place of the original security, in accordance with law, if the owner: (a) so requests before the corporation has notice that the security has been acquired by a bona fide purchaser; (b) files with the corporation, if requested by the corporation, a sufficient indemnity bond; and (c) satisfies any other reasonable requirements imposed by the corporation.

                            ARTICLE V

                  NOTICE, WAIVERS, AND MEETINGS

Section 5.01 - Manner of Giving Notice - Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law of 1988, as it may hereafter be amended, or by the articles of incorporation or these bylaws, it may be given to the person either personally or by sending a copy of it by first class or express mail, postage prepaid; or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid; or by facsimile transmission, to the shareholder's address (or to shareholder's telex, TWX, or facsimile number) appearing on the books of the corporation; or, in the case of directors, supplied by the director to the corporation for the purpose of notice. Notice sent by mail, by telegraph or by courier service shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person, or in the case of telex or TWX, when dispatched or in the case of fax, when received except that, in the case of directors, notice sent by regular mail shall be deemed to have been given 48 hours after being deposited in the United States mail or, in the case of telex, TWX, or facsimile, when dispatched.

A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law of 1988, the articles of incorporation or these bylaws.
  <PAGE C17>
Section 5.02 - Waiver of Notice - Whenever any written notice is required to be given by statute or the articles of incorporation or these bylaws, a waiver of the notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated in it, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of such meeting. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of the meeting, except where the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 5.03 - Modification of Proposal - Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Business Corporation Law of 1988, as it may be amended, or the articles of incorporation or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 5.04 - Use of Conference Telephone and Similar Equipment - One of more persons may participate in a meeting of the directors, or of any committee of directors, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting.

                           ARTICLE VI

                  INDEMNIFICATION AND INSURANCE

Section 6.01 - Indemnification -

     (a) Indemnification of Directors and Officers. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
          <PAGE C18>

     (b) Indemnification of Others. The corporation may, at its discretion, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the corporation), by reason of the fact that such person is or was an employee or agent of the corporation who is not entitled to rights under Section 6.01(a) hereof, or such person is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     (c) Advancing Expenses. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article Six.

     (d) Rights Not Exclusive. The indemnification and advancement of expenses provided by this Article Six shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons' official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     (e) Insurance; Other Security. The corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and
          <PAGE C19> advancement of expenses, whether arising under
          this Article Six or otherwise, to or for the benefit of any person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article Six.

Section 6.02 - Contract Rights; Amendment or Repeal - All rights under this Article Six shall be deemed a contract between the corporation and the indemnified representative pursuant to which the corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 6.03 - Reliance on Provisions - Each person who shall act as an indemnified representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article Six.

Section 6.04 - Interpretation - The provisions of this Article are intended to constitute bylaws authorized by 15 Pa. C.S.
Section 1746.

                           ARTICLE VII

                          MISCELLANEOUS

Section 7.01 - Registered Office - The registered office of the corporation, required by law to be maintained in the Commonwealth of Pennsylvania, may be, but need not be, the principal place of business of the corporation. The address of the registered office may be changed from time to time by the board of directors of the corporation.

Section 7.02 - Other Offices - The corporation may have additional offices and business in such places, within or outside the Commonwealth of Pennsylvania, as the board of directors of the corporation may designate or as the business of the corporation may require.

Section 7.03 - Corporate Seal - The corporation may have a corporate seal, which shall have inscribed on it the name of the corporation, the year of organization, and the words "Corporate Seal--Pennsylvania" or such inscription as the board of directors of the corporation may determine. The seal may be used by causing it or a facsimile of it to be impressed or affixed, or in any manner reproduced.

Section 7.04 - Fiscal Year - The fiscal year of the corporation shall end on June 30.

Section 7.05 - Checks - All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons
<PAGE C20> as the board of directors or, any person authorized by resolution of the board of directors may from time to time designate.

Section 7.06 - Contracts - Except as otherwise provided in the Business Corporation Law of 1988, as it may be amended, in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chief Executive Officer, the President or a vice president and the Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the corporation, shall be held to have been properly executed for and on behalf of the corporation, without prejudice to the rights of the corporation against any person who shall have executed the instrument in excess of his or her actual authority.

Section 7.07 - Amendment of Bylaws - These bylaws may be amended, altered, changed or repealed as provided in the articles of incorporation. Any change in the bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.

Section 7.08 - Severability - If any provision of these bylaws or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of these bylaws and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be deemed to be applicable to the greatest extent permitted by law.
  PAGE C21

                           Exhibit "D"

                SECTION 552.14 OF OTS REGULATIONS
            CONCERNING DISSENTER AND APPRAISAL RIGHTS

Section 552.14  Dissenter and appraisal rights.

          (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

          (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to
Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

          (c)  Procedure--

               (1)  Notice.  Each constituent Federal stock
association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

               (2)  Demand for appraisal and payment.  Each
stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

               (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:
  <PAGE D1>
                    (i)  Give written notice by mail to
     stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                    (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof, and

                    (iii)  Inform them that, within sixty days of
     such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

          The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

               (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

               (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

               (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

               (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date
<PAGE D2> of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

               (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

               (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

               (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

               (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.
  PAGE D3

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     The By-Laws of Bancorp, as approved by the Bank as its sole shareholder, provide for (1) indemnification of directors, officers, employees and agents of Bancorp and its subsidiaries and
(2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Bancorp's directors and officers on and after the effective date of the Reorganization will be insured against certain liabilities for their actions, as such, by an insurance policy obtained by Bancorp.

Item 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits.

          2.1 Agreement and Plan of Reorganization dated September 4, 1998, between Liberty Centre Bancorp, Inc. and Liberty Savings Bank, F.S.B. and Liberty Savings Interim Federal Savings Bank (included as Exhibit A to the Proxy Statement/Prospectus).

          3.1   Articles of Incorporation, as amended, of Liberty
                Centre Bancorp, Inc. (Attached as Exhibit B to the Proxy Statement/Prospectus).

          3.2 By-Laws of Liberty Centre Bancorp, Inc. (Attached as Exhibit C to the Proxy Statement/Prospectus).

          5.1   Opinion of Stevens & Lee re:  Legality of Shares
                Being Registered.*

          8.1   Opinion of Stevens & Lee re:  Tax Matters.
                <PAGE II1>

          10.1  Liberty Savings Bank, F.S.B. 1997 Employee Stock
                Option Plan.*

          10.2 Liberty Savings Bank, F.S.B. Stock Option Plan for Outside Directors.*

          10.3 Employment Agreement dated as of August 1, 1995, between Liberty Savings Bank, F.S.B., and Judith
                Hoffman.*

          10.4  Rights Agreement dated June 16, 1998, between
                Liberty Savings Bank, F.S.B. and ChaseMellon
                Shareholder Services, L.L.C.*

          23.1  Consent of Stevens & Lee (contained in
                Exhibit 5.1).

          24.1  Powers of Attorney of Directors and Officers.*

          99.1  Form of Proxy for the Annual Meeting of
                Shareholders of Liberty Savings Bank, F.S.B.
___________________

*Previously filed.

     (b)  Financial Statement Schedules.

          None required.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i)  Include any prospectus required by
     section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate
     <PAGE II2> offering price set forth in the "Calculation of
     Registration Fee" table in the effective registration statement.

                (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, offer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
  PAGE II3

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement No. 62901 on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pottsville, Commonwealth of Pennsylvania, on October 9, 1998.

                              LIBERTY CENTRE BANCORP, INC.
                              (Registrant)


                              By:  /s/ Judith I. Hoffman
                                   Judith I. Hoffman,
                                   Executive Vice President and
                                   Chief Executive Officer

  PAGE II4

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement
No. 62901 on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title              Date

/s/ Robert W. Pugh, Jr.*     Chairman of the    October 9, 1998
Robert W. Pugh, Jr.          Board and President

/s/ Judith I. Hoffman        Director,          October 9, 1998
Judith I. Hoffman            Executive Vice
                             President and
                             Chief Executive
                             Officer (Principal
                             Executive, Financial
                             and Accounting
                             Officer)

/s/ Herman J. Fenstermacher* Director           October 9, 1998
Herman J. Fenstermacher

/s/ Frank J. Grabowski*      Director           October 9, 1998
Frank J. Grabowski

/s/ Daniel C. Guers*         Director           October 9, 1998
Daniel C. Guers

/s/ Michael R. Muncy*        Director           October 9, 1998
Michael R. Muncy

/s/ Menelaos P. Palles*      Director           October 9, 1998
Menelaos P. Palles

/s/ Ronald R. Pellish*       Director           October 9, 1998
Ronald R. Pellish, Esquire

*By /s/ Judith I. Hoffman
    Judith I. Hoffman,
    Attorney-in-Fact
  PAGE II5

                          EXHIBIT INDEX

                                                     Sequentially
                                                       Numbered
Number    Description                                    Page



2.1       Agreement and Plan of Reorganization
          dated September 4, 1998, between Liberty
          Centre Bancorp, Inc. and Liberty Savings
          Bank, F.S.B. and Liberty Savings Interim
          Federal Savings Bank (included as
          Exhibit A to the Proxy Statement/
          Prospectus).

3.1 Articles of Incorporation, as amended, of Liberty Centre Bancorp, Inc. (Attached as
          Exhibit B to the Proxy Statement/
          Prospectus).

3.2       By-Laws of Liberty Centre Bancorp, Inc.
          (Attached as Exhibit C to the Proxy
          Statement/Prospectus).

5.1       Opinion of Stevens & Lee re:  Legality
          of Shares Being Registered.*

8.1       Opinion of Stevens & Lee re:  Tax Matters.

10.1      Liberty Savings Bank, F.S.B. 1997 Employee
          Stock Option Plan.*

10.2      Liberty Savings Bank, F.S.B. Stock Option
          Plan for Outside Directors.*

10.3      Employment Agreement dated as of August 1,
          1995, between Liberty Savings Bank, F.S.B., and Judith Hoffman.*

10.4      Rights Agreement dated June 16, 1998,
          between Liberty Savings Bank, F.S.B. and
          ChaseMellon Shareholder Services, L.L.C.*

23.1      Consent of Stevens & Lee (contained in
          Exhibit 5.1).

24.1      Powers of Attorney of Directors and Officers*


99.1      Form of Proxy for the Annual Meeting of
          Shareholders of Liberty Savings Bank, F.S.B.
  <PAGE II6>
________________________
  <PAGE II7>
*    Previously filed.